EXHIBIT 10.3

EXECUTION VERSION

$7,700,000,000

SENIOR INTERIM LOAN CREDIT AGREEMENT

Dated as of November 16, 2007

among

ALLTEL COMMUNICATIONS, INC.,

as Borrower,

ALLTEL COMMUNICATIONS FINANCE, INC.,

as Borrower,

ALLTEL CORPORATION,

as the Company,

CITIBANK, N.A.,

as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent,

BARCLAYS BANK PLC

and

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Documentation Agents,

CITIGROUP GLOBAL MARKETS INC.

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

BARCLAYS CAPITAL

and

RBS SECURITIES CORPORATION,

as Joint Bookrunners

i

SECTION 10.06.	Payments Set Aside	138

SECTION 10.07.	Successors and Assigns	139

SECTION 10.08.	Confidentiality	143

SECTION 10.09.	Direct Website Communications	144

SECTION 10.10.	Setoff	146

SECTION 10.11.	Interest Rate Limitation	146

SECTION 10.12.	Counterparts	146

SECTION 10.13.	Integration	147

SECTION 10.14.	Survival of Representations and Warranties	147

SECTION 10.15.	Severability	147

SECTION 10.16.	GOVERNING LAW	147

SECTION 10.17.	WAIVER OF RIGHT TO TRIAL BY JURY	148

SECTION 10.18.	Binding Effect	148

SECTION 10.19.	Lender Action	148

SECTION 10.20.	USA PATRIOT Act	149

SECTION 10.21.	No Advisory or Fiduciary Responsibility	149

SECTION 10.22.	FCC	150

SCHEDULES
I	Guarantors
2.01(a)	Senior Interim Cash Pay Loan Commitments
2.01(b)	Senior Interim Toggle Loan Commitments
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
5.18(a)	Licenses
5.18(b)	FCC Investigations, Notices or Other Orders or Complaints
5.18(e)	Renewal of Communications Licenses
10.02	Administrative Agent’s Office, Certain Addresses for Notices

v

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Senior Interim Cash Pay Loan Note
B-2	Senior Interim Toggle Loan Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guarantee
F	Senior Exchange Note Notice
G	Senior Notes Indenture
H	Senior Exchange Note Registration Rights Agreement
I-1	Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
I-2	Legal Opinion (Delaware) of Richards, Layton & Finger, P.A.
I-3	Legal Opinion (Arkansas) of Kutak Rock LLP
I-4	Legal Opinion (Nebraska) of Kutak Rock LLP
I-5	Legal Opinion (Washington) of Lane Powell PC
I-6	Legal Opinion of Akin Gump Strauss Hauer & Feld LLP
J	Foreign Lender Certification
K	Closing Date and Solvency Certificate

SENIOR INTERIM LOAN CREDIT AGREEMENT

This SENIOR INTERIM LOAN CREDIT AGREEMENT is entered into as of November 16, 2007, among ALLTEL CORPORATION, a Delaware corporation (the “Company”), ALLTEL COMMUNICATIONS, INC., a Delaware corporation and a wholly-owned subsidiary of the Company (“ACI”), ALLTEL COMMUNICATIONS FINANCE, INC., a Delaware corporation and a wholly-owned subsidiary of ACI (“ACFI” and, together with ACI, the “Borrowers” and, each, a “Borrower”), CITIBANK, N.A., as Administrative Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Merger Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), Atlantis Acquisition Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Atlantis Holdings LLC, a Delaware limited liability company (the “Parent”), will merge (the “Merger”) with and into the Company, subject to (i) the rights of the Company’s dissenting shareholders, (ii) the payment of the Merger Consideration and (iii) the Company surviving as a wholly-owned subsidiary of the Parent.

The Borrowers have requested that, simultaneously with the consummation of the Merger, the Lenders extend credit to the Borrowers in the form of Senior Interim Loans in an aggregate principal amount of $7,700,000,000, which shall initially consist of (a) $5,200,000,000 in aggregate principal amount of Senior Interim Cash Pay Loans and (b) $2,500,000,000 in aggregate principal amount of Senior Interim Toggle Loans. The proceeds of the Senior Interim Loans, together with (i) a portion of the Company’s cash on hand on or about the Closing Date, (ii) the borrowings by ACI under the Senior Secured Credit Facilities on or about the Closing Date and (iii) the proceeds of the Equity Contribution, shall be used on or about the Closing Date to finance the repayment of amounts outstanding under certain existing Indebtedness of the Company and its Subsidiaries, to make a distribution (the “Closing Distribution”) to the Company and to pay the Transaction Expenses. The proceeds of the Closing Distribution, together with the proceeds of the Equity Contribution, shall be used by the Company to pay the Merger Consideration.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Commitment” has the meaning specified in Section 2.05(b)(ii)(A).

“ACFI” has the meaning specified in the introductory paragraph to this Agreement.

“ACI” has the meaning specified in the introductory paragraph to this Agreement.

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time when such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amount” has the meaning specified in Section 8.02.

“Administrative Agent” means Citibank, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time designate in writing to the Borrowers and each Lender.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 6.08(a).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the respective officers, members, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agents, the Supplemental Administrative Agents (if any) and the Arrangers.

“Aggregate Commitments” means the sum of the Aggregate Senior Interim Cash Pay Loan Commitments and the Aggregate Senior Interim Toggle Loan Commitments. The Aggregate Commitments as of the Closing Date shall be $7,700,000,000.

“Aggregate Senior Interim Cash Pay Loan Commitments” means the Senior Interim Cash Pay Loan Commitments of all the Lenders, which shall be $5,200,000,000 as of the Closing Date.

“Aggregate Senior Interim Toggle Loan Commitments” means the Senior Interim Toggle Loan Commitments of all the Lenders, which shall be $2,500,000,000 as of the Closing Date.

“Agreement” means this Senior Interim Loan Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Annual Financial Statements” means the consolidated balance sheets of the Company as of each of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the Company for the fiscal years ended December 31, 2006, 2005 and 2004.

“Applicable Base Rate Margin” means at any date, with respect to each Base Rate Loan, (a) 2.50% per annum with respect to Senior Cash Pay Loans and (b) 2.875% per annum with respect to Senior Toggle Loans.

If the Loans have not been repaid in whole within the six-month period following the Closing Date, the Applicable Base Rate Margin will increase by 0.50% per annum at the end of such six-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until the Rollover Date. At the Rollover Date, the Applicable Base Rate Margin will increase by 0.50% per annum and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until the applicable Maturity Date. Notwithstanding the foregoing, the Applicable Base Rate Margin shall be capped such that the applicable interest rate, (i) in the case of Senior Cash Pay Loans, shall not exceed 10.0% at any time and (ii) in the case of Senior Toggle Loans, excluding the effect of the PIK Margin, shall not exceed 10.375% at any time.

“Applicable Eurocurrency Rate Margin” means at any date, with respect to each Eurocurrency Rate Loan, (a) 3.50% per annum with respect to Senior Cash Pay Loans and (b) 3.875% per annum with respect to Senior Toggle Loans.

If the Loans have not been repaid in full within the six-month period following the Closing Date, the Applicable Eurocurrency Rate Margin will increase by 0.50% per annum at the end of such six-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until the Rollover Date. At the Rollover Date, the Applicable Eurocurrency Rate Margin will increase by 0.50% per annum and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until the applicable Maturity Date. Notwithstanding the foregoing, the Applicable Eurocurrency Rate Margin shall be capped such that the applicable interest rate, (i) in the case of Senior Cash Pay Loans, shall not exceed 10.0% at any time and (ii) in the case of Senior Toggle Loans, excluding the effect of the PIK Margin, shall not exceed 10.375% at any time.

“Applicable Tax Refund” shall have the meaning specified in Section 3.01(h).

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., each in its capacity as a joint lead arranger under this Agreement.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction) of property or assets of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.05), whether in a single transaction or a series of related transactions;

in each case, other than:

(i) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of the Company or the Borrowers in a manner permitted pursuant to Section 6.07 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(iii) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.04;

(iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50,000,000;

(v) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary to the Company or a Restricted Subsidiary or by the Company to a Restricted Subsidiary;

(vi) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(viii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Agreement;

(x) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(xi) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Closing Date, including, but not limited to, Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement;

(xii) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(xiii) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(xiv) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(xv) the unwinding of any Hedging Obligations;

(xvi) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(xvii) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole.

“Asset Sale Offer” has the meaning specified in Section 2.05(b)(ii)(B).

“Asset Sale Offer Payment Date” has the meaning specified in Section 2.05(b)(ii)(D)(2).

“Assignees” has the meaning specified in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1.0% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” have the respective meanings specified in the introductory paragraph to this Agreement.

“Borrowing” means the borrowing of the Senior Interim Loans on the Closing Date pursuant to Section 2.01, having, in the case of Eurocurrency Rate Loans, the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and, if such day relates to any Eurocurrency Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateral Account” means a blocked account at Citibank (or any successor Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Equivalents” means:

(a) Dollars;

(b) Canadian dollars, yen, pounds sterling or Euros;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within twenty-four months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of twenty-four months or less from the date of acquisition;

(g) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of twenty-four months or less from the date of acquisition;

(i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of twenty-four months or less from the date of acquisition;

(j) Investments with average maturities of twelve months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(k) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (x) investments of the type and maturity described in clauses (a) through (h) and clauses (j) and (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) local currencies and other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Interest” has the meaning specified in Section 2.08(a)(ii).

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(b) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies; or

(c) ACI ceases to be a direct wholly-owned Subsidiary of the Company or ACFI ceases to be an indirect or direct wholly-owned Subsidiary of the Company.

“Change of Control Offer” has the meaning specified in Section 6.11(a).

“Change of Control Payment” has the meaning specified in Section 6.11(a).

“Change of Control Payment Date” has the meaning specified in Section 6.11(a)(ii).

“Citibank” means Citibank, N.A.

“Class,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Senior Cash Pay Loans or Senior Toggle Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Senior Interim Cash Pay Loan Commitment or a Senior Interim Toggle Loan Commitment.

“Closing Date” means the first date on which all the conditions precedent in Article IV are satisfied or waived in accordance with the terms thereof.

“Closing Distribution” has the meaning specified in the preliminary statements to this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Co-Investors” means the assignees, if any, of the equity commitments of the Investors on the Closing Date who become direct or indirect holders of Equity Interests in the Company (or any of the direct or indirect parent companies of the Company) on the Closing Date in connection with the Merger.

“Commitment Letter” means that certain commitment letter, dated May 20, 2007, among Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., Barclays Bank plc, The Royal Bank of Scotland plc, RBS Securities Corporation and Atlantis Holdings LLC.

“Commitments” means, with respect to each Lender (to the extent applicable, and including each Class of Commitments), such Lender’s Senior Interim Cash Pay Loan Commitment and/or Senior Interim Toggle Loan Commitment.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Communications” has the meaning specified in Section 10.09(a).

“Communications Act” means the Communications Act of 1934, as amended, and any successor federal statute, and the rules and regulations and published policies of the FCC thereunder, all as the same may be in effect from time to time.

“Communications Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority (including the FCC) that are designed or intended to regulate the communications or telecommunications industry with respect to the use of radio frequencies and/or the provision of communications or telecommunications services.

“Communications Licenses” means all authorizations, licenses, permits and franchises and similar forms of authority granted or assigned to the Borrower, the Company or any of their respective Subsidiaries by any Government Authority with respect to the use of radio frequencies and/or provision of communications or telecommunications services.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including, but not limited to, the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent that such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Amount with respect to the Loans and any “additional interest” with respect to any securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) EBITDA of the Company for such Test Period.

In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the end of the last day of the Test Period but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the first day of the Test Period.

For purposes of making the computation referred to above, Investments, acquisitions, Asset Sales, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the Test Period or subsequent to the Test Period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, Asset Sales, mergers, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, Asset Sale, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, Asset Sale, merger, consolidation or discontinued operation had occurred at the beginning of the Test Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, Asset Sale, merger or consolidation (including the Transaction) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, without duplication, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected, in good faith, to be realized).

“Consolidated Leverage Ratio Test” has the meaning specified in Section 6.04(a)(2).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including Transaction fees and expenses), severance costs, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(c) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations, and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(e) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and, solely for the purpose of determining the amount available for Restricted Payments under clause (3)(I) of Section 6.04(a), the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends, distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period;

(f) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(I) of Section 6.04(a), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g) effects of adjustments (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(h) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transaction, shall be excluded;

(k) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(l) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(m) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing 180 days and (ii) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 day period), expenses with respect to liability or casualty events or business interruption shall be excluded;

(n) any non-cash compensation expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded; and

(o) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 6.04 only (other than clause (3)(IV) of Section 6.04(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(IV) of Section 6.04(a).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (a) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, debt obligations evidenced by bonds, notes, debentures or similar instruments, letters of credit or bankers’ acceptances (only to the extent of any unreimbursed drawings under letters of credit or bankers’ acceptances) and Obligations in respect of Capitalized Lease Obligations, plus (b) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case on a consolidated basis in accordance with GAAP and less (c) the aggregate amount of all cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 6.06 and Liens permitted by clause (w), clause (y) and subclauses (i) and (ii) of clause (z) of the definition of Permitted Liens, included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Company, the Borrowers and the Restricted Subsidiaries as of such date. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or

Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrowers; provided that, for the avoidance of doubt, Consolidated Total Indebtedness shall not include Indebtedness in respect of any Qualified Securitization Facility (except to the extent it would constitute indebtedness on the consolidated balance sheet of the Company) or Hedging Obligations.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Covenant Suspension Event” has the meaning specified in Section 7.01(a).

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.05) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Base Rate Margin plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Eurocurrency Rate Margin) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has notified the Borrowers and/or the Administrative Agent in writing of any of the foregoing (including any written certification of its intent not to comply with its obligations under Article II).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 6.04(a).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is ninety-one days after the earlier of the Maturity Date and the date on which the Loans are no longer outstanding; provided that, if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or such Subsidiary in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any current or former employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries.

“Documentation Agents” means each of Barclays Bank PLC and The Royal Bank of Scotland plc, as a documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the District of Columbia, the United States or any state or territory thereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a) increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes, foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (o) of the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(t) through (z) in the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions after the Closing Date, project start-up costs and costs related to the closure and/or consolidation of facilities; plus

(v) any fees, expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by such Person and its Restricted Subsidiaries, by this Agreement (including a refinancing transaction or amendment or other modification of any debt instrument) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes and any interim bridge facilities related thereto, (ii) any amendment or other modification of the Loans or the Senior Notes, (iii) any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed and (iv) any charges or non-recurring merger costs as a result of any such transaction, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(vi) any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(viii) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under Section 6.08; plus

(ix) the amount of “run-rate” cost savings projected by the Company in good faith to result from actions either taken or expected to be taken within twelve months after the end of such period (which cost savings shall be subject only to certification by management of the Company and calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken); provided that (w) such cost savings and enhancements are reasonably identifiable and factually supportable, (x) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges related to such cost savings that are included in clause (iv) above with respect to such period, (y) some portion of such benefit is expected to be realized within twelve months of taking such action, and (z) the aggregate amount of cost savings added pursuant to this clause (ix) shall not exceed $150,000,000 for any consecutive four-quarter period; plus

(x) the amount of loss on sale of receivables, Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(xi) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement or any distributor equity plan or agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests of the Borrowers (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 6.04(a); plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent that non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xiii) Expenses related to an Unplanned Network Outage in an aggregate amount not to exceed $100,000,000 in any fiscal year net of the proceeds of any business interruption insurance;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) any non-cash gains increasing Consolidated Net Income for such period, excluding (A) any non-cash gains to the extent that they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (B) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(iii) the amount of any minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary to the extent such minority interest is included in Consolidated Net Income.

“Eligible Assignee” means any Assignee permitted by and, to the extent applicable, consented to in accordance with Section 10.07(b).

“Engagement Letter” means the Engagement Letter, dated May 20, 2007, as amended on November 16, 2007, among the Parent and the Arrangers.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means, collectively, the contribution by the Investors, the Co-Investors and the Management Stockholders of an aggregate amount of cash, which, together with any management investment in the form of cash, stock or options, will constitute an aggregate amount (together with any amounts otherwise paid by existing equityholders for Equity Interests in the Company in connection with the Transaction) of not less than $4,600,000,000, to fund the total amount required to finance the Transaction to the Company or one or more direct or indirect holding company parents of the Company, together with the proceeds of the Senior Secured Credit Facilities funded, the proceeds of the Senior Interim Loans, in each case of the foregoing on the Closing Date and cash on hand of the Company to make payments to consummate the Transaction or pay Transaction Expenses.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(b) issuances to any Subsidiary of the Company; and

(c) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Company or the Borrowers and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan that is a Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan that is a Pension Plan or the failure to make any required contribution to a Plan that is a Multiemployer Plan; (c) a withdrawal by the Company or the Borrowers or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Company or the Borrowers or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of the Company or the Borrowers or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan that is a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan that is a Pension Plan or Multiemployer Plan or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or the Borrowers or any of their respective ERISA Affiliates.

“Euro” and “€” mean the lawful single currency of the European Monetary Union.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the London Branch of the Administrative Agent (or other branch or Affiliate of the Administrative Agent) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Proceeds” has the meaning specified in Section 2.05(b)(ii)(B).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” has the meaning specified in Section 2.14(b)(i).

“Exchange Notice” has the meaning specified in Section 2.14(b)(ii).

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrowers from

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date on which such capital contributions are made or the date on which such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 6.04(a).

“Existing Retained Indebtedness” means the Indebtedness of the Company and its Subsidiaries with respect to (a) the 7.00% notes due July 1, 2012, the 6.50% notes due November 1, 2013, the 7.00% notes due March 15, 2016, the 6.80% notes due May 1, 2029 and the 7.875% notes due July 1, 2032, in each case issued pursuant to an Indenture dated as of January 1, 1987, as supplemented from time to time to the Closing Date, (b) the Western Wireless Notes, (c) the Promissory Note due 2012, dated as of July 31, 1980, issued by the Company (as successor in interest to Allied Telephone Company) to Snowden Disney and (d) any Indebtedness of such Person that constitutes a refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) of the Indebtedness specified in clauses (a), (b) and (c).

“Expenses Related to an Unplanned Network Outage” means any expenses or other charges incurred by the Company or any Restricted Subsidiary within the first twelve months following any unplanned outage or shutdown of any Network or a portion thereof caused by natural disaster or otherwise, including (a) any expenses or charges relating to restarting any such Network or any portion thereof so that it may be placed back in service after such outage or shut-down, (b) roaming charges and other expenses incurred in connection with the purchases of network services provided by other wireless telecommunications companies to meet commitments to the subscribers of information and/or telecommunications services provided by the Company or any Restricted Subsidiary that would have been met in the period of such outage or shut-down, or expenses or other charges otherwise incurred to compensate such subscribers for such loss of services, in each case of the foregoing net of the expenses not in fact incurred (including electricity and other operating costs) that would have been incurred absent such outage or shut-down, and (c) any expenses or charges relating to starting-up, operating, maintaining and shutting-down of any other Network or a portion thereof that would not otherwise have been operating absent such outage or shut-down in order to meet commitments to the subscribers of information and/or telecommunications services provided by the Company or any Restricted Subsidiary that would have been met in the period of such outage or shut-down, including the electricity or other operating expenses to the extent in excess of the expenses not in fact incurred (including electricity and other operating costs) that would have been incurred absent such outage or shut-down.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“FCC” means the Federal Communications Commission, or any successor agency of the federal government administering the Communications Act, including its staff under delegated authority.

“FCC 700 MHz Auction” means the auction of wireless licenses in the 698-806 MHz band designated by the Federal Communications Commission as Auction 73 by Public Notice DA 07-3415 released August 17, 2007.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.0%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated May 20, 2007, as amended on November 16, 2007, among the Parent, the Agents and the Arrangers.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the District of Columbia, the United States, any state or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined in accordance with GAAP in good faith by the Borrowers, without inter-company eliminations.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Closing Date.

“Governmental Approvals” means all of the consents and approvals required under the Communications Laws for the consummation of the Transaction.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency (including the FCC), authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Granting Lender” has the meaning specified in Section 10.07(h).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means (a) the guarantee by any Guarantor of the Borrowers’ Loan Obligations under this Agreement, substantially in the form of Exhibit E, and (b) each other guarantee and guarantee supplement delivered pursuant to Section 6.12.

“Guarantor” means each of the Company and its Subsidiaries (other than the Borrowers) that Guarantees the Loans in accordance with the terms of this Agreement, including those listed on Schedule I hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any if the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“incur” and “incurrence” have the meanings specified in Section 6.05(a).

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (A) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(iv) representing the net obligations under any Hedging Obligations; or

(v) during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease-back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, provided that Indebtedness of any direct or indirect parent of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (x) Contingent Obligations incurred in the ordinary course of business or (y) obligations under or in respect of Qualified Securitization Facilities (except to the extent it would constitute indebtedness on the consolidated balance sheet of the Company).

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrowers, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property” has the meaning specified in Section 5.15.

“Interest Election Notice” has the meaning specified in Section 2.08(c).

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan with a three month Interest Period, the last day of each Interest Period applicable to such Loan, the Rollover Date and the Maturity Date; and (b) as to any other Loan, the last Business Day of each March, June, September and December, the Rollover Date and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date three months thereafter (provided that the Borrowers may select an Interest Period shorter than three months as may be consented to by the Administrative Agent for a portion of the Senior Interim Loans borrowed on the Closing Date or any continuation thereof); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period that begins before the Rollover Date shall extend beyond the Rollover Date; and

(d) no Interest Period shall extend beyond the Maturity Date.

“Interest Period Election” has the meaning specified in Section 2.08(b).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrowers and their respective Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and Section 6.04:

(a) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time when such Subsidiary is designated an Unrestricted Subsidiary; provided that, upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Investors” means GS Capital Partners VI Fund, L.P. and TPG Partners V, L.P., and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Joint Bookrunner” means each of Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., Barclays Capital, the investment division of Barclays Bank PLC, and RBS Securities Corporation.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and its respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means any Senior Interim Loan or Senior Term Loan made by any Lender hereunder and any Loan made as a result of the accrual of PIK Interest.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes and (iii) the Guarantee.

“Loan Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Loan Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Loan Parties” means, collectively, (i) the Borrowers and (ii) each Guarantor.

“Management Fee Agreement” means the management agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and the Company.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Company (or its direct parent or any of its Subsidiaries) who are holders of Equity Interests of the Borrowers or of any of their direct or indirect parent companies on the Closing Date or will become holders of such Equity Interests in connection with the Transaction.

“Material Adverse Effect” means a circumstance or condition affecting the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (b) the rights and remedies of the Lenders or the Agents under any Loan Document.

“Maturity Date” means (a) if the Senior Interim Loans have not been converted to Senior Term Loans, the Rollover Date or (b) either the eighth anniversary of the Closing Date with respect to the Senior Cash Pay Loans or the tenth anniversary of the Closing Date with respect to the Senior Toggle Loans, as the context requires, or, in each case, if such day is not a Business Day, the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.11.

“Merger” has the meaning specified in the preliminary statements to this Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of May 20, 2007, by and among the Company, Merger Sub and the Parent.

“Merger Consideration” means an amount equal to the total funds required to pay to (i) all holders of the issued and outstanding common stock (subject to certain exceptions as set forth in the Merger Agreement) of the Company (and to the holders of certain outstanding options to purchase, and outstanding restricted stock units with respect to, shares of common stock of the Company (after deduction for any applicable exercise price)) $71.50 in cash per share, (ii) all holders of the issued and outstanding Series C Preferred Stock of the Company $523.22 in cash per share and (iii) all holders of the issued and outstanding $2.25 No Par Cumulative Convertible Preferred Stock, Series D of the Company $481.37 in cash per share.

“Merger Sub” has the meaning specified in the preliminary statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a) with respect to any Asset Sale, the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of such Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on unsubordinated Indebtedness required (other than required by clause (B) of Section 2.05(b)(ii) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; and

(b) with respect to the incurrence or issuance of any Indebtedness by the Company or any Restricted Subsidiary, the excess, if any, of (i) the sum of Cash Equivalents received in connection with such incurrence or issuance over (ii) to the extent not deducted in the preceding clause (i), (A) taxes or distributions made pursuant to Section 6.04(b)(xiv)(B) paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any cash received in connection with such incurrence or issuance) and (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Company or such Restricted Subsidiary in connection with such incurrence or issuance.

“Non-Consenting Lender” has the meaning specified in Section 3.07(c).

“Note” means a Senior Interim Cash Pay Loan Note and/or Senior Interim Toggle Loan Note, as the context requires.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer’s Certificate” means a certificate signed on behalf of a Person by a Responsible Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements set forth in this Agreement.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Company, the Borrowers or the Administrative Agent.

“Optional Interest Repayment” has the meaning specified in Section 2.08(g).

“Optional Interest Repayment Amount” has the meaning specified in Section 2.08(g).

“Optional Interest Repayment Date” has the meaning specified in Section 2.08(g).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(f).

“Outstanding Amount” means, with respect to the Loans on any date, the aggregate principal amount or accreted value thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Pari Passu Indebtedness” has the meaning specified in Section 2.05(b)(ii)(B).

“Participant” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 2.05(b).

“Permitted Holders” means each of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies; provided, further, that, for purposes of calculating the “beneficial ownership” of any group, a Management Stockholder shall not be attributed “beneficial ownership” of the Voting Stock of any unaffiliated person that is not itself a Permitted Holder. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in the Company or any Restricted Subsidiary;

(b) any Investment in Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, it being understood that any Investment held by such Person shall be deemed a Permitted Investment; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer,

(d) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 6.13 or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Company or any Restricted Subsidiary:

(i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(ii) in satisfaction of judgments against other Persons; or

(iii) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 6.05(b)(x);

(h) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed (i) prior to the Rollover Date, $500,000,000, and (ii) thereafter, the greater of (A) $500,000,000 and (B) 2.0% of Total Assets;

(i) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 6.04(a);

(j) guarantees of Indebtedness permitted under Section 6.05;

(k) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.08(b) (except transactions described in clauses (ii), (v) and (ix) of Section 6.08(b));

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m) additional Investments, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent that the proceeds of such sale do not consist of cash or marketable securities), not to exceed (i) prior to the Rollover Date, $750,000,000, and (ii) thereafter, the greater of (A) $1,250,000,000 and (B) 3.75% of Total Assets;

(n) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrowers are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(o) advances to, or guarantees of Indebtedness of, employees not in excess of $25,000,000 outstanding at any one time, in the aggregate;

(p) loans and advances to employees, directors and officers for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrowers or any direct or indirect parent company thereof;

(q) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(r) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(s) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(t) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(u) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(v) repurchases of the Loans and the Senior Notes; and

(w) any purchase or other acquisition of licenses and rights made in connection with the FCC 700 MHz Auction.

“Permitted Liens” means, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance, old-age pensions, other social security benefits or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than thirty days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than thirty days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to clauses (iv), (xiii) or (xxvi) of Section 6.05(b); provided that (i) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 6.05(b)(xiii) relate only to Refinancing Indebtedness that serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under Section 6.05(b)(iv), (ii) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.05(b)(xxvi) extend only to the assets of Foreign Subsidiaries, and (iii) Liens securing Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to Section 6.05(b)(iv) extend only to the assets so financed, purchased, constructed or improved;

(g) Liens existing on the Closing Date;

(h) Liens on property or shares of stock or other assets of a Person at the time when such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Company or any Restricted Subsidiary;

(i) Liens on property or other assets at the time when the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.05;

(k) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary and do not secure any Indebtedness;

(n) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of the Company, the Borrowers or any other Guarantor;

(p) Liens on inventory or equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s clients;

(q) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time when the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(s) deposits made in the ordinary course of business to secure liability to insurance carriers;

(t) additional Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (i) $100,000,000 and (ii) 1.0% of Total Assets determined as of the date of incurrence;

(u) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(e) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(w) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(aa) Liens securing obligations owed by the Company or any Restricted Subsidiary to any lender under the Senior Secured Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(bb) [reserved];

(cc) Liens securing Indebtedness the proceeds of which are used to develop or construct new facilities (or any improvements to existing facilities) or equipment (or any improvements to existing equipment) designed primarily for the purpose of air or water pollutions control; provided that such Indebtedness is permitted to be incurred hereunder and such Liens do not extend to any assets of the Company or the Restricted Subsidiaries other than the assets acquired or improved with the proceeds of the Indebtedness secured by such Lien;

(dd) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(ee) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(ff) Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted;

(gg) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(hh) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(ii) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(jj) Liens securing obligations in respect of any Sale and Lease-Back Transaction to the extent such Liens relate only to property, equipment or other fixed or capital assets that are the subject of such Sale and Lease-Back Transaction;

(kk) Liens on the assets of non-Guarantor Subsidiaries securing Indebtedness of the Company or the Restricted Subsidiaries that were permitted to be incurred hereunder; and

(ll) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.05(b)(xxiii).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” has the meaning specified in Section 2.08(a).

“PIK Interest Amount” means (i) the aggregate principal amount of all increases in outstanding principal amount of Senior Toggle Exchange Notes and issuances of PIK Notes (as defined in the Senior Notes Indenture) in connection with an election by the Borrowers to pay interest on the Senior Toggle Exchange Notes in kind and (ii) the aggregate principal amount of all increases in outstanding principal amount of Senior Toggle Loans in connection with an election by the Borrowers to pay interest on the Senior Toggle Loans in kind.

“PIK Interest Termination Date” has the meaning specified in Section 2.08(a)(ii).

“PIK Margin” means 0.75% per annum.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company, the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 10.09(c).

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Pro Rata Share” means, at any time with respect to (i) each Lender having a Senior Interim Cash Pay Loan Commitment, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Senior Interim Cash Pay Loan Commitments and, if applicable and without duplication, Senior Interim Cash Pay Loans of such Lender and the denominator of which is the amount of the Aggregate Senior Interim Cash Pay Loan Commitments and, if applicable and without duplication, the Total Senior Interim Cash Pay Outstandings and (ii) each Lender having a Senior Interim Toggle Loan Commitment, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Senior Interim Toggle Loan Commitments and, if applicable and without duplication, Senior Interim Toggle Loans of such Lender and the denominator of which is the amount of the Aggregate Senior Interim Toggle Loan Commitments and, if applicable and without duplication, the Total Senior Interim Toggle Outstandings, in each case at such time.

“Public Lender” has the meaning specified in Section 10.09(e).

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the board of directors of the Borrowers shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrowers and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrowers) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrowers) or (2) constituting a receivables financing facility.

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the most recent fiscal quarter ended at least forty days before the Closing Date.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinancing Indebtedness” has the meaning specified in Section 6.05(b)(xiii).

“Refunding Capital Stock” has the meaning specified in Section 6.04(b)(ii)(A).

“Register” has the meaning specified in Section 10.07(d).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” means, with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty-day notice period has been waived.

“Required Facility Lenders” means, with respect to any Class of Loans on any date of determination, Lenders having more than 50% of the sum of (i) the Total Outstandings under such Class of Loans and (ii) the aggregate unused Commitments under such Class of Loans; provided that the unused Commitments of, and the portion of the Total Outstandings under such Class of Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50.0% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of the applicable Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of the applicable Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of the applicable Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references to a “Responsible Officer” herein shall refer to a Responsible Officer of the Company.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 6.04(a).

“Restricted Subsidiary” means, at any time, unless otherwise specified, each of the Borrowers and any other direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Reversion Date” has the meaning specified in Section 7.01(c).

“Rollover Date” means the one-year anniversary of the Closing Date or, if such day is not a Business Day, the immediately preceding Business Day.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment related to the Specified Contract Rights subject to a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrowers or any other Restricted Subsidiary (other than a Securitization Subsidiary) pursuant to which any of the Borrowers or such Restricted Subsidiary sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Cash Pay Exchange Notes” means (a) the senior unsecured cash pay notes due 2015, to be issued in connection with the refinancing of the Senior Interim Cash Pay Loans or the exchange of the Senior Cash Pay Term Loans under the Senior Notes Indenture, together with interest, fees and all other amounts payable in connection therewith, and (b) any modification, replacement, refinancing, refunding, renewal or extension thereof that constitutes Refinancing Indebtedness.

“Senior Cash Pay Loans” means Senior Interim Cash Pay Loans and/or Senior Cash Pay Term Loans, as the context requires.

“Senior Cash Pay Notes” means (a) the Senior Cash Pay Exchange Notes and (b) any senior cash pay notes due not earlier than eight years from the date of issuance thereof, to be issued in connection with the refinancing of the Senior Interim Cash Pay Loans or the exchange of the Senior Cash Pay Term Loans.

“Senior Cash Pay Portion” means as of any date of determination, a fraction (expressed as a percentage and carried over to the ninth decimal place), the numerator of which is the aggregate Outstanding Amount of the Senior Interim Cash Pay Loans, the Senior Cash Pay Term Loans and the Senior Cash Pay Exchange Notes, as the case may be, at such time and the denominator of which is the aggregate Outstanding Amount of the Senior Interim Loans, the Senior Term Loans and the Senior Exchange Notes, as the case may be.

“Senior Cash Pay Term Loans” has the meaning specified in Section 2.14(a)(i).

“Senior Exchange Note Registration Rights Agreement” means the registration rights agreement relating to the Senior Exchange Notes, substantially in the form of Exhibit H.

“Senior Exchange Notes” means Senior Cash Pay Exchange Notes and/or Senior Toggle Exchange Notes, as the context requires.

“Senior Interim Cash Pay Loan” has the meaning specified in Section 2.01(a)(i).

“Senior Interim Cash Pay Loan Commitment” means (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 2.01(a) as such Lender’s “Senior Interim Cash Pay Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Senior Interim Cash Pay Loan Commitment” in the Assignment and Assumption pursuant to which such Lender assumes a portion of the aggregate amount of the Commitments, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Senior Interim Cash Pay Loan Commitments as of the Closing Date shall be equal to the Aggregate Senior Interim Cash Pay Loan Commitment.

“Senior Interim Cash Pay Loan Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Senior Interim Cash Pay Loans made by such Lender on the Closing Date.

“Senior Interim Loans” means the Senior Interim Cash Pay Loans and/or Senior Interim Toggle Loans, as the context requires.

“Senior Interim Toggle Loan” has the meaning specified in Section 2.01(a)(ii).

“Senior Interim Toggle Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 2.01(b) as such Lender’s “Senior Interim Toggle Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Senior Interim Toggle Loan Commitment” in the Assignment and Assumption pursuant to which such Lender assumes a portion of the aggregate amount of the Commitments, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Senior Interim Toggle Loan Commitments as of the Closing Date shall be equal to the Aggregate Senior Interim Toggle Loan Commitment.

“Senior Interim Toggle Loan Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Senior Interim Toggle Loans made by such Lender on the Closing Date.

“Senior Notes Indenture” means the indenture substantially in the form attached hereto as Exhibit G to be entered into in connection with the issuance of the Senior Exchange Notes, by and among the Company, as guarantor, ACI, as issuer, ACFI, as co-issuer, certain direct and indirect Restricted Subsidiaries of the Company, as guarantors, and the trustee party thereto, as the same may be amended, modified, replaced or refinanced to the extent permitted by this Agreement.

“Senior Note Trustee” has the meaning specified in Section 2.14(d).

“Senior Notes” means, collectively, the Senior Cash Pay Notes and the Senior Toggle Notes.

“Senior Secured Credit Agreement” means the Credit Agreement of even date herewith by and among ACI, the Guarantors, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., Barclays Capital, the investment banking division of Barclays Bank PLC, and RBS Securities Corporation, as joint bookrunners,

Barclays Bank PLC and The Royal Bank of Scotland, as co-documentation agents, and lenders party thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.05).

“Senior Secured Credit Facilities” means the term loan facilities and revolving credit facilities under the Senior Secured Credit Agreement.

“Senior Secured Indebtedness” means Consolidated Total Indebtedness that is secured by a Lien.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of the aggregate outstanding Senior Secured Indebtedness of the Company and the Restricted Subsidiaries (including the Borrowers) as of such date on a consolidated basis in accordance with GAAP to (y) the aggregate amount of EBITDA for the most recent Test Period.

In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Senior Secured Indebtedness (other than Senior Secured Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the end of the last day of the Test Period but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made (the “Calculation Date”), then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of such Senior Secured Indebtedness as if the same had occurred on the first day of the Test Period.

For purposes of making the computation referred to above, Investments, acquisitions, Asset Sales, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the Test Period or subsequent to the Test Period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, Asset Sales, mergers, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, Asset Sale, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, Asset Sale, merger, consolidation or discontinued operation had occurred at the beginning of the Test Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, Asset Sale, merger or consolidation (including the Transaction) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected, in good faith, to be realized).

“Senior Term Loans” means Senior Cash Pay Term Loans and/or Senior Toggle Term Loans, as the context requires.

“Senior Toggle Exchange Notes” means (a) senior unsecured toggle notes due 2017, to be issued in connection with the refinancing of the Senior Interim Toggle Loans or the exchange of the Senior Toggle Term Loans under the Senior Notes Indenture, together with interest (including any PIK Interest), fees and all other amounts payable in connection therewith, and (b) any modification, replacement, refinancing, refunding, renewal or extension thereof that constitutes Refinancing Indebtedness.

“Senior Toggle Loans” means Senior Interim Toggle Loans and/or Senior Toggle Term Loans, as the context requires.

“Senior Toggle Notes” means (a) the Senior Toggle Exchange Notes and (b) any senior PIK-option notes due not earlier than ten years from the date of issuance thereof, to be issued in connection with the refinancing of the Senior Interim Toggle Loans or the exchange of the Senior Toggle Term Loans.

“Senior Toggle Portion” means as of any date of determination, a fraction (expressed as a percentage and carried over to the ninth decimal place), the numerator of which is the aggregate Outstanding Amount of the Senior Interim Toggle Loans, the Senior Toggle Term Loans and the Senior Toggle Exchange Notes, as the case may be, at such time and the denominator of which is the aggregate Outstanding Amount of the Senior Interim Loans, the Senior Term Loans and the Senior Exchange Notes, as the case may be.

“Senior Toggle Term Loans” has the meaning specified in Section 2.14(a)(ii).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means (a) any business engaged in by the Company or any Restricted Subsidiary on the Closing Date, and (b) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company or any Restricted Subsidiary is engaged on the Closing Date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date both (i) (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (ii) such Person is “solvent” within the meaning given that term and similar terms under Bankruptcy Law. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning specified in Section 10.07(i).

“Specified Contract Rights” means certain intellectual property licenses, agreements or other contracts giving rise to not more than $50,000,000 of annual accounts receivable, royalty or other intellectual property revenue streams or other rights to payment.

“Subordinated Indebtedness” means, with respect to the Loans,

(a) any Indebtedness of the Borrowers which is by its terms expressly subordinated in right of payment to the Loans, and

(b) any Indebtedness of any Guarantor which is by its terms expressly subordinated in right of payment to the Guarantee of such entity of the Loans.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(b) any partnership, joint venture, limited liability company or similar entity of which

(i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company. For the avoidance of doubt, each of the Borrowers is a Subsidiary of the Company as of the Closing Date.

“Successor Borrower” has the meaning specified in Section 6.07(a)(i).

“Successor Company” has the meaning specified in Section 6.07(b)(i).

“Successor Guarantor” has the meaning specified in Section 6.07(c)(i)(A).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Suspended Covenants” has the meaning specified in Section 7.01(a).

“Suspension Date” has the meaning specified in Section 7.01(a).

“Suspension Period” has the meaning specified in Section 7.01(c).

“Syndication Agent” means Goldman Sachs Credit Partners L.P., as syndication agent under this Agreement.

“Taxes” has the meaning specified in Section 3.01(a).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which internal financial statements for each quarter or fiscal year in such period are available.

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means, on or about the Closing Date, collectively, (a) the Equity Contribution, (b) the Merger, (c) the borrowings of the Senior Interim Loans hereunder and the issuance of the Senior Notes, if any, (d) the borrowings on the Closing Date under the Senior Secured Credit Facilities, (e) the Debt Offers (as defined in the Merger Agreement), (f) the termination of the Five-Year Revolving Credit Agreement, dated as of July 28, 2004, among the Company, as the borrower, Bank of America, N.A., as the administrative agent and the L/C issuing bank, JPMorgan Chase Bank, N.A., as the syndication agent, Banc of America Securities LLC and J.P. Morgan Securities Inc., as the joint lead arrangers and the joint bookrunners, Citicorp USA, Inc., Keybank National Association, Wachovia Bank, National Association and Barclays Bank PLC, as co-documentation agents, and the other lenders party thereto from time to time, (g) the consummation of any other transactions in connection with the foregoing and (h) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Treasury Capital Stock” has the meaning specified in Section 6.04(b)(ii)(A).

“Trust Indenture Act” has the meaning specified in Section 9.11.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means, at any time, unless otherwise specified:

(a) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any of its Subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding the Borrowers) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any of its Subsidiaries (other than any Subsidiary of the Subsidiary to be so designated); provided that

(i) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(ii) such designation complies with Section 6.04; and

(iii) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(x) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Test; or

(y) the Consolidated Leverage Ratio of the Company and the Restricted Subsidiaries would be less than such ratio for the Company and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Company or any committee thereof, giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Lender” has the meaning specified in Section 3.01(d).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Western Wireless Notes” means the 4.625% notes due 2023, issued pursuant to the Indenture dated as of June 11, 2003 by and between Western Wireless Corporation, as issuer, and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture dated as of August 1, 2005, by and among Western Wireless LLC (as successor in interest to Western Wireless Corporation), the Company, as guarantor, and The Bank of New York, as trustee.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of the Company, the Borrowers or an ERISA Affiliate as a result of a complete or partial withdrawal from a Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Annual Financial Statements, except as otherwise specifically prescribed herein.

SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

ARTICLE II

The Commitments and Loans

SECTION 2.01. The Loans. Subject to the terms and conditions set forth herein, (a) each Lender having a Senior Interim Cash Pay Loan Commitment severally, but not jointly, agrees to make to the Borrowers a loan (a “Senior Interim Cash Pay Loan”) in a single draw on the Closing Date denominated in Dollars in a principal amount equal to such Lender’s Senior Interim Cash Pay Loan Commitment and (b) each Lender having a Senior Interim Toggle Loan Commitment severally, but not jointly, agrees to make to the Borrowers a loan (a “Senior Interim Toggle Loan”) in a single draw on the Closing Date denominated in Dollars in a principal amount equal to such Lender’s Senior Interim Toggle Loan Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Such Senior Interim Loans shall be incurred and maintained (except as provided in Section 2.02, Section 3.02 or Section 3.04) as Eurocurrency Rate Loans.

SECTION 2.02. Borrowing, Conversions and Continuations of Loans.

(a) The Borrowing, each conversion of Loans from Base Rate Loans to Eurocurrency Rate Loans and each continuation of Eurocurrency Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon three Business Days prior to the requested date of any conversion of Base Rate

Loans to Eurocurrency Rate Loans or any continuation of Eurocurrency Rate Loans and (ii) 11:59 p.m. one Business Day before the Closing Date in the case of the Borrowing. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers. The Borrowing of or any conversion to, or continuation of, Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof.

(b) Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting the Borrowing or a conversion of Loans from Base Rate Loans to Eurocurrency Rate Loans, (ii) the requested date of the Borrowing or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or converted and (iv) if applicable, the duration of the Interest Period with respect thereto. On the last day of any Interest Period for each Eurocurrency Rate Loan, such Loan shall be automatically continued as a Eurocurrency Rate Loan with the same Interest Period unless the Borrowers give timely notice requesting a continuation of such Eurocurrency Rate Loan with a different Interest Period or unless otherwise provided herein.

(c) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans. In the case of the Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice; provided that such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrowers and the Administrative Agent for the purpose of consummating the Transaction. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers.

(d) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, the Administrative Agent or the Required Facility Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(e) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive absent manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f) After giving effect to the Borrowing, all conversions of Loans from Base Rate Loans to Eurocurrency Loans, and all continuations of Eurocurrency Loans, there shall not be more than five Interest Periods in effect unless otherwise agreed between the Borrowers and the Administrative Agent.

(g) The failure of any Lender to make the Loan to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the Closing Date.

(h) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the Closing Date in accordance with Section 2.02(c), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on the Closing Date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date on which such amount is made available to the Borrowers to the date on which such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising the Borrowing, and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(h) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i) Each Lender may at its option make any Eurocurrency Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.04 shall apply).

SECTION 2.03. [Reserved].

SECTION 2.04. [Reserved].

SECTION 2.05. Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent shall promptly notify each Lender holding Loans to be prepaid of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of Loans pursuant to this Section 2.05(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares of the Loans to be prepaid. At the election of the Borrowers in connection with any prepayment to this Section 2.05(a)(i), such prepayment shall not be applied to any Loan of a Defaulting Lender.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory.

(i) [Reserved].

(ii) (A) If the Company or any Restricted Subsidiary receives Net Proceeds from an Asset Sale, then, within 450 days after the receipt of such Net Proceeds, the Company or such Restricted Subsidiary, at its option, may apply or cause to be applied the Net Proceeds from such Asset Sale:

(1) to permanently reduce (I) Obligations under the Senior Secured Credit Facilities and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto; (II) Obligations under unsubordinated indebtedness that is secured by a Lien permitted under Section 6.06 hereof and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto; (III) Obligations under other unsubordinated indebtedness (in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto); provided that the Company offers to prepay the Loans equally and ratably with such unsubordinated indebtedness; or (IV) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(2) to make (I) Investments in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (II) acquisitions of properties, (III) capital expenditures or (IV) acquisitions of other assets, that, in each of (I), (II), (III) and (IV), are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that a binding commitment shall be treated as a permitted application of the Net Proceeds in accordance with the requirements of this clause (2) from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good-faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days following such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(B) Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in clause (A) of this Section 2.05(b)(ii) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200,000,000, the Borrowers shall make an offer to all Lenders and, if required by the terms of any Indebtedness that is pari passu with the Loans (the “Pari Passu Indebtedness”), including the Senior Secured Credit Facilities and the Senior Exchange Notes, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Loans and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement. The Borrowers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date on which the aggregate amount of Excess Proceeds exceeds $200,000,000 by delivering the notice required pursuant to the terms of this Agreement, with a copy to the Administrative Agent. The Borrowers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450-day period (or such longer period provided above) or with respect to Excess Proceeds of $200,000,000 or less; provided that any such Asset Sale Offer shall be in an aggregate amount of not less than $25,000,000.

To the extent that the aggregate amount of Loans and such Pari Passu Indebtedness accepted for prepayment or tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrowers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of Loans or the Pari Passu Indebtedness accepted for prepayment or surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Administrative Agent shall (x) first apply 100.0% of the Excess Proceeds to the prepayment of the Term Loans (as defined in the Senior Secured Credit Agreement) accepted for prepayment and (y) thereafter, apply any remaining Excess Proceeds ratably to the prepayment of the Loans accepted for prepayment in accordance with the Senior Cash Pay Portion and the Senior Toggle Portion and any other tendered Pari Passu Indebtedness based on the accreted value or principal amount of such Loans and Pari Passu Indebtedness accepted for prepayment or tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

(C) Pending the final application of any Net Proceeds pursuant to this Section 2.05(b)(ii), the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

(D) Within ten Business Days of any date on which the aggregate amount of Excess Proceeds exceeds $200,000,000, the Borrowers shall deliver notice of such occurrence to the Administrative Agent, and the Administrative Agent shall promptly deliver such notice to each Lender to the address of such Lender appearing in the Register or otherwise in accordance with Section 10.02 with the following information:

(1) that the Borrowers are making an Asset Sale Offer pursuant to this Section 2.05(b) and that all Loans and Pari Passu Indebtedness properly accepted for prepayment or tendered and not withdrawn pursuant to such Asset Sale Offer will be prepaid by the Borrowers;

(2) the prepayment date, which will be no earlier than thirty days nor later than sixty days from the date on which such notice is delivered (the “Asset Sale Offer Payment Date”);

(3) that any Loan not properly accepted for prepayment will remain outstanding and continue to accrue interest;

(4) that unless the Borrowers default in making the payment, all Loans accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on the Asset Sale Offer Payment Date;

(5) that Lenders electing to have any Loans prepaid pursuant to an Asset Sale Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Asset Sale Offer Payment Date;

(6) that Lenders will be entitled to withdraw their election to require the Borrowers to prepay such Loans; provided that the Administrative Agent receives, not later than the close of business on the expiration date of the Asset Sale Offer, a facsimile transmission, electronic mail or letter setting forth the name of such Lender, the principal amount of Loans to be prepaid, and a statement that such Lender is withdrawing its election to have such Loans prepaid;

(7) that, to the extent that the aggregate principal amount of Loans or the Pari Passu Indebtedness accepted for prepayment or surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Administrative Agent shall apply the Excess Proceeds as set forth under the last sentence of Section 2.05(b)(ii)(B); and

(8) the other instructions, as determined by the Borrowers, consistent with this Section 2.05, that a Lender must follow.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (x) the notice is delivered in a manner herein provided and (y) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the prepayment of the Loans as to all other Lenders that properly received such notice without defect.

(iii) At any time prior to the Rollover Date, (A) if the Borrowers issue any Senior Notes after the Closing Date, the Borrowers shall cause to be prepaid an aggregate principal amount of the Senior Interim Loans equal to 100.0% of the Net Proceeds received therefrom, (B) if the Company or any Restricted Subsidiary incurs any Indebtedness permitted to be incurred or issued pursuant to Section 7.03(s) of the Senior Secured Credit Agreement, the Company shall cause to be prepaid an aggregate principal amount of the Loans equal to 100.0% of the Net Proceeds received therefrom and (C) if the Company or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to

Section 7.03 of the Senior Secured Credit Agreement or any Subsidiary incurs any Indebtedness under a Securitization Facility, the Company shall, after satisfying its obligations under Section 2.05(b)(iii) of the Senior Secured Credit Agreement, cause to be prepaid an aggregate principal amount of the Loans equal to 100.0% of all Net Proceeds received therefrom ratably in accordance with the Senior Cash Pay Portion and the Senior Toggle Portion, in each case of this clause (iii) on or prior to the date that is five Business Days after the receipt of the applicable Net Proceeds.

(iv) Each prepayment of Loans pursuant to this Section 2.05(b) shall be paid to the Lenders in accordance with their respective Pro Rata Shares; provided that the Borrowers may designate the amount of each Class of Loans that is to be prepaid in the case of any mandatory prepayment of Loans required to be made pursuant to clause (iii)(A) or (iii)(B) of this Section 2.05(b) (it being understood that with respect to any such mandatory prepayment from the Net Proceeds of any Senior Toggle Notes or other Indebtedness that pays interest in kind, such Net Proceeds shall be applied first to any outstanding Senior Interim Toggle Loans).

(v) The Borrowers shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clause (iii) of this Section 2.05(b) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent shall promptly notify each Lender of the contents of the Borrowers’ prepayment notice and of such Lender’s pro rata share of the prepayment.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Loan prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder, together with accrued interest to the last day of such Interest Period, into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.

SECTION 2.06. Termination of Commitments. The Commitment of each Lender shall be automatically and permanently reduced to $0 upon the earlier of (i) the making of such Lender’s Loans pursuant to Section 2.01 and (ii) 11:59 p.m. New York, New York time on the Closing Date.

SECTION 2.07. Repayment of Loans.

(a) The Borrowers agree, jointly and severally, to repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date applicable to Senior Cash Pay Loans, the aggregate principal amount of all Senior Cash Pay Loans outstanding on such date.

(b) On the applicable interest payment dates with respect to Borrowings under Senior Toggle Loans closest to June 1, 2017, the Borrowers agree, jointly and severally, to repay in full in Dollars an amount of Senior Toggle Loans equal to the product of (x) $50,000,000 and (y) the percentage equal to the aggregate principal amount of outstanding Senior Toggle Loans divided by the aggregate principal amount of outstanding Senior Toggle Loans and Senior Notes that pay interest in kind on such date, as determined in good faith by the Borrowers rounded to the nearest $1,000. Repayments of Senior Toggle Loans made pursuant to the preceding sentence shall be made as a pro rata repayment of a portion of each Senior Toggle Loan outstanding. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date applicable to Senior Toggle Loans, the aggregate principal amount of all Senior Toggle Loans outstanding on such date.

SECTION 2.08. Interest.

(a) (i) Subject to Section 2.08(d), each Senior Cash Pay Loan that is a Base Rate Loan shall bear interest on the Outstanding Amount thereof from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum equal to the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

(ii) Subject to Section 2.08(d), each Senior Toggle Loan that is a Base Rate Loan shall bear interest on the Outstanding Amount thereof (A) from the date of the Borrowing thereof until November 16, 2012 (the “PIK Interest Termination Date”), at the Borrowers’ election: (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Loans (“PIK Interest”) or (3) 50.0% as Cash Interest and 50.0% as PIK Interest (on a pro rata basis among the Lenders holding Senior Toggle Loans) and (B) from the PIK Interest Termination Date until maturity (whether by acceleration or otherwise) entirely as Cash Interest. Any Cash Interest shall accrue for each day at a rate per annum equal to the Applicable Base Rate Margin plus the Base Rate in effect from time to time. Any PIK Interest shall accrue for each day during such interest period related to such Interest Payment Date on the Senior Toggle Loans at a rate per annum equal to the Applicable Base Rate Margin plus the Base Rate in effect from time to time plus the PIK Margin.

(b) (i) Subject to Section 2.08(d), each Senior Cash Pay Loan that is a Eurocurrency Rate Loan shall bear interest on the Outstanding Amount thereof from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum equal to the Applicable Eurocurrency Rate Margin plus the Eurocurrency Rate in effect from time to time.

(ii) Subject to Section 2.08(d), each Senior Toggle Loan that is a Eurocurrency Rate Loan shall bear interest on the Outstanding Amount thereof (A) for any applicable Interest Period from the date of the Borrowing thereof until the PIK Interest Termination Date, at the Borrowers’ election: (1) entirely as Cash Interest, (2) entirely as PIK Interest or (3) 50.0% as Cash Interest and 50.0% as PIK Interest (on a pro rata basis among the Lenders holding Senior Toggle Loans) and (B) for any applicable Interest Period from the PIK Interest Termination Date until maturity (whether by acceleration or otherwise) entirely as Cash Interest. Any Cash Interest shall accrue for each day at a rate per annum equal to the Applicable Eurocurrency Rate Margin plus the Eurocurrency Rate in effect from time to time. Any PIK Interest shall accrue for each day during such Interest Period related to such Interest Payment Date on the Senior Toggle Loans at a rate per annum equal to the Applicable Eurocurrency Rate Margin plus the Eurocurrency Rate in effect from time to time plus the PIK Margin.

All PIK Interest shall be treated as principal of the applicable Senior Toggle Loans for all purposes of this agreement (regardless of whether evidenced by any promissory note).

(c) Prior to the PIK Interest Termination Date, the Borrowers may elect the form of interest payment on Senior Toggle Loans with respect to each Interest Period by delivering a notice (the “Interest Election Notice”) to the Administrative Agent thirty Business Days prior to (i) the commencement of the relevant Interest Period in the case of Eurocurrency Rate Loans or (ii) the Interest Payment Date immediately preceding the Interest Payment Date on which the Borrowers elect to pay PIK Interest, in the case of Base Rate Loans. Each Interest Election Notice shall include information to the following effect: (1) the relevant Interest Payment Date; (2) whether interest shall be paid on such Interest Payment Date entirely as Cash Interest, entirely as PIK Interest or 50.0% as Cash Interest and 50.0% as PIK Interest; and (3) if interest shall be paid as PIK Interest, the increase in the principal amount of the Senior Toggle Loans to be effective upon the relevant Interest Payment Date as a result of such payment and the principal amount of the Senior Toggle Loans outstanding as of such Interest Payment Date giving effect to such payment. If the Borrowers do not deliver an Interest Election Notice pursuant to this Section 2.08(c), the interest on the Senior Toggle Loans will be payable on the related Interest Payment Date for such Interest Period in the form of the interest payment for the prior Interest Period. Notwithstanding the foregoing, interest on the Senior Toggle Loans for the first Interest Period shall be payable entirely as Cash Interest.

(d) The Borrowers agree, jointly and severally, to pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Bankruptcy Law.

(f) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the Indebtedness evidenced by this Agreement or any Senior Exchange Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

(g) At the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Closing Date (each, an “Optional Interest Repayment Date”), the Borrowers may redeem for cash a portion of each outstanding Senior Toggle Loan and/or Senior Toggle Exchange Note with a principal amount equal to, without duplication, all accrued and unpaid interest, if any, and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) on the Senior Toggle Loans and/or Senior Toggle Exchange Notes then outstanding up to, in the aggregate, the Optional Interest Repayment Amount (each such redemption, an “Optional Interest Repayment”). The “Optional Interest Repayment Amount” shall mean, as of each Optional Interest Repayment Date, the excess, if any, of (i) the aggregate amount of accrued and unpaid interest and all accrued but unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the Senior Toggle Loans and Senior Toggle Exchange Notes then outstanding, over (ii) an amount equal to the product of (A) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of such Senior Toggle Loans and Senior Toggle Exchange Notes multiplied by (B) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of such Senior Toggle Loans and Senior Toggle Exchange Notes to the extent such excess exceeds $50,000,000.

SECTION 2.09. Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the Fee Letter at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive absent manifest error.

SECTION 2.11. Evidence of Indebtedness.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be conclusive absent manifest error of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrowers have notified the Administrative Agent, prior to the date on which any payment is required to be made by them to the Administrative Agent hereunder for the account of any Lender hereunder, that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then such Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from the date on which such amount was made available by the Administrative Agent to such Lender to the date on which such amount is repaid to the Administrative Agent in immediately available funds at the applicable Overnight Rate from time to time in effect. A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(c) shall be conclusive absent manifest error of the correct amount thereof.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender pursuant to Section 2.01, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Loan Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such outstanding Loans or other Loan Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive in the absence of manifest error of the participations purchased under this Section 2.13) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Obligations purchased.

SECTION 2.14. Permanent Refinancing.

(a) On the Rollover Date,

(i) all outstanding Senior Interim Cash Pay Loans shall be converted into term loans (each, a “Senior Cash Pay Term Loan”) having an aggregate principal amount equal to the Outstanding Amount of such Senior Interim Cash Pay Loans, in each case to the extent that such Senior Interim Cash Pay Loans are not repaid in whole or in part in cash on or prior to such date; and

(ii) all outstanding Senior Interim Toggle Loans shall be converted into term loans (each, a “Senior Toggle Term Loan”) having an aggregate principal amount equal to the Outstanding Amount of such Senior Interim Toggle Loans, in each case to the extent that such Senior Interim Toggle Loans are not repaid in whole or in part in cash on or prior to such date.

(b) (i) On the fifteenth day of each calendar month (each, an “Exchange Date”), or if such day is not a Business Day, the preceding Business Day, on or after the Rollover Date, at the option of the applicable Lender, (A) the Senior Cash Pay Term Loans may be exchanged in whole or in part for one or more Senior Cash Pay Exchange Notes having an aggregate principal amount equal to the Outstanding Amount of such Senior Cash Pay Term Loans and (B) the Senior Toggle Term Loans may be exchanged in whole or in part for one or more Senior Toggle Exchange Notes having an aggregate principal amount equal to the Outstanding Amount of such Senior Toggle Term Loans; provided, however, that the Borrowers shall not be required to issue Senior Cash Pay Exchange Notes or Senior Toggle Exchange Notes, as the case may be, until the Borrowers shall have received requests to issue at least $100,000,000 in aggregate principal amount of Senior Cash Pay Exchange Notes or Senior Toggle Exchange Notes, as the case may be. On each Exchange Date, the Borrowers shall pay to the Administrative Agent for the account of the applicable Lender any accrued and unpaid interest on such Lender’s Loans being exchanged for Senior Exchange Notes on such date. The terms of the Senior Cash Pay Exchange Notes and the Senior Toggle Exchange Notes will be set forth in the Senior Notes Indenture.

(ii) Such Lender shall provide the Borrowers prior irrevocable written notice of such election (each such notice, an “Exchange Notice”), substantially in the form of Exhibit F, at least five Business Days prior to the date of exchange. The Exchange Notice shall specify the principal amount of Senior Term Loans to be exchanged (which shall be at least $1,000,000 and integral multiples of $1,000,000 in excess thereof for each Class of Loans or the entire remaining aggregate principal amount of Loans of such Lender), the Exchange Date, which shall be a Business Day, and, subject to the terms of the Senior Notes Indenture, the name of the proposed registered holder and the amount of each Senior Exchange Note requested; provided, however, that no Lender shall be permitted to exchange only a portion of its Loans unless such Lender intends at the time of such exchange to transfer the Senior Exchange Notes to a third-party Person that is not an Affiliate of such Lender. Senior Term Loans exchanged for Senior Exchange Notes pursuant to this Section 2.14 shall be deemed repaid and canceled, and the Senior Exchange Notes so issued shall be governed by and construed in accordance with the provisions of the Senior Notes Indenture. The Senior Exchange Notes shall be issued in the form set forth in the Senior Notes Indenture.

(iii) As more particularly provided in the Senior Notes Indenture, (i) (A) Senior Cash Pay Exchange Notes issued pursuant to the Senior Notes Indenture shall bear interest at the rate applicable to Senior Cash Pay Term Loans (unless a Lender shall elect to have the interest rate fixed at the rate applicable to Senior Cash Pay Term Loans in effect on the date of such exchange if necessary for an actual, bona fide sale of such Senior Cash Pay Exchange Notes to a third party that is not an Affiliate of such Lender), (B) Senior Toggle Exchange Notes issued pursuant to the Senior Notes Indenture shall bear interest at the rate applicable to Senior Toggle Term Loans (unless a Lender shall elect to have the interest rate fixed at the rate applicable to Senior Toggle Term Loans in effect on the date of such exchange if necessary for an actual, bona fide sale of such Senior Toggle Exchange Notes to a third party that is not an Affiliate of such Lender), and (C) Senior Cash Pay Exchange Notes issued pursuant to the Senior Notes Indenture shall mature on December 1, 2015, Senior Toggle Exchange Notes issued pursuant to the Senior Notes Indenture shall mature on December 1, 2017 and Senior Exchange Notes shall be redeemable as set forth in the Senior Notes Indenture and the applicable form of Senior Exchange Notes attached thereto.

(c) Not later than fifteen Business Days after the Exchange Date following delivery of any Senior Notice, the Borrowers shall (i) deliver a written notice to the trustee under the Senior Notes Indenture (the “Senior Note Trustee”), directing such Senior Note Trustee to authenticate and deliver Senior Exchange Notes as specified in the Exchange Notice and (ii) use all commercially reasonable efforts to effect delivery of such Senior Exchange Notes to the requesting Lender.

(d) The Borrowers agree that as a condition to the effectiveness of the exchange of Senior Term Loans for Senior Exchange Notes:

(i) The Borrowers shall have issued the Senior Exchange Notes pursuant to the Senior Notes Indenture substantially in the applicable form set forth therein, and the Borrowers and each Guarantor shall have executed and delivered the Senior Notes Indenture.

(ii) The Borrowers and each Guarantor shall have provided to the Administrative Agent copies of resolutions of its board of directors approving the execution and delivery of the Senior Notes Indenture and, in the case of the Borrowers, the issuance of the Senior Exchange Notes, together with a customary certificate of the secretary of such Borrower or such Guarantor certifying such resolutions.

(iii) The Borrowers and each Guarantor shall have executed and delivered the Senior Exchange Notes Registration Rights Agreement.

(iv) The Borrowers and each Guarantor shall have provided to the Lenders copies of resolutions of its board of directors approving the execution and delivery of the Senior Exchange Notes Registration Rights Agreement, together with a customary certificate of the secretary of such Borrower or such Guarantor certifying such resolutions.

(v) The Borrowers shall have caused their counsel to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrowers and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Senior Exchange Notes, the Senior Notes Indenture and the Senior Exchange Note Registration Rights Agreement).

(e) If the foregoing conditions set forth in Section 2.14(d) are not satisfied on the Rollover Date, then the Lenders shall retain all of their rights and remedies with respect to the Senior Term Loans pursuant to this Agreement until such conditions are satisfied and the Senior Term Loans are so exchanged for Senior Exchange Notes. The Borrowers agree to satisfy the conditions set forth in Section 2.14(d) no later than fifteen Business Days after its receipt of the first Exchange Notice.

(f) Nothing in this Section 2.14 shall prevent or limit the ability of the Borrowers from repaying or refinancing the Senior Term Loans in any other manner not otherwise prohibited by this Agreement.

(g) It is understood and agreed that the Senior Term Loans exchanged for the Senior Exchange Notes constitute the same indebtedness as such Senior Exchange Notes and that no novation shall be effected by any such exchange.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Except as required by law, any and all payments by any Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income (including branch profits) imposed by reason of any connection between it and any jurisdiction other than by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Documents, (ii) franchise (and similar) taxes imposed on it in lieu of net income taxes, (iii) any U.S. federal withholding taxes imposed in respect of an Assignee or a Participant (pursuant to an assignment or a participation under Section 10.07) on the date on which it becomes an Assignee or a Participant to the extent that such tax is in excess of the tax that would have been applicable had such assigning Lender not assigned its interest or such selling Lender not sold a participation arising under any Loan Document (unless such assignment is at the express written request of the Borrowers) and (iv) any U.S. federal withholding taxes imposed as a result of the failure of any Agent or Lender to comply with either the provisions of Section 3.01(b) and (c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(d) (in the case of any U.S. Lender, as defined below) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto being hereinafter referred to as “Taxes”). If any Borrower or a Guarantor is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers or such Guarantor shall make such deductions, (iii) the Borrowers or such Guarantor shall timely pay the full amount deducted to the relevant taxing authority, and (iv) within thirty days after the date of such payment (or, if receipts or evidence are not available within thirty days, as soon as practicable thereafter, having provided such Agent or Lender with written notice of such delay), such Borrower or Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent that such a receipt has been made available to such Borrower or Guarantor (or, if such receipt is unavailable, other documentation reasonably satisfactory to such Agent or Lender evidencing such payment to such taxing authority). If any Borrower or a Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to such Borrower or Guarantor, where such failure is reasonably expected to have a Material Adverse Effect, such Borrower or Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b) To the extent that it is legally able to do so, each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07 and any Participant to which a Lender sells its interest or a portion thereof in accordance with Section 10.07(e)) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) agrees to complete and deliver to the Borrowers and the Administrative Agent prior to the date on which the first payment is due hereunder, an accurate, complete and original signed copy of whichever of the following is applicable: (i) Internal Revenue Service Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero; (ii) Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; or (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, if the

Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrowers within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit J and an Internal Revenue Service Form W-8BEN, certifying that the Foreign Lender is not a United States person. In addition, to the extent a Foreign Lender is not acting for its own account (e.g., where the Foreign Lender is a partnership or participating Lender with respect to a typical participation), and to the extent it is legally able to do so, such Foreign Lender agrees to complete and deliver to the Borrowers and the Administrative Agent an accurate, complete and original signed copy of Internal Revenue Service Form W-8IMY (along with the forms, certificates and/or information required with respect to each beneficial owner).

(c) Thereafter and from time to time, each such Foreign Lender shall, to the extent that it is legally entitled to do so, (i) promptly submit to the Borrowers and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date on which any such form, certificate or other evidence expires or becomes obsolete, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrowers and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrowers or the Administrative Agent, and (ii) promptly notify the Borrowers and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(d) Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(3) of the Code) (each, a “U.S. Lender”) agrees to complete and deliver to the Borrowers and the Administrative Agent an accurate, complete and original signed Internal Revenue Service Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date on which it becomes a party to this Agreement), (ii) on or before the date on which such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrowers and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrowers or the Administrative Agent.

(e) Notwithstanding anything else herein to the contrary, if a Foreign Lender is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time when such Lender or such Agent first becomes a party to this Agreement, such U.S. federal withholding tax (including additions to tax, penalties and interest imposed with respect to such U.S. federal withholding tax) shall be considered excluded from Taxes and no additional amounts shall be required to be paid in respect thereof under Section 3.01(a) with respect to such Lender or such Agent (except, with respect to a Foreign Lender that is an Assignee or a Participant, to the extent the respective assigning Lender or participation selling Lender was entitled to additional amounts pursuant to this Section 3.01). Further, the Borrowers shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date on which such Lender or Agent becomes a party to this Agreement) solely as a result of a change in the place of organization or place of doing business of such Lender or Agent or a change in the Lending Office of such Lender (other than at the written request of the Borrowers to change such Lending Office).

(f) The Borrowers agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested or required in writing by the Borrowers (all such non-excluded taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).

(g) If any Taxes or Other Taxes are directly asserted against any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Taxes or Other Taxes and the Borrowers shall promptly pay such additional amounts so that each of such Agent and such Lender receives an amount equal to the sum that it would have received had no such Taxes or Other Taxes been asserted whether or not such Taxes or other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(g) shall be made within forty-five days after the date on which the Borrowers receive written demand for payment from such Agent or Lender.

(h) If any Lender or Agent determines, in its sole discretion, that such Lender or Agent has received and retained a refund which, in the good faith judgment of such Lender or Agent, is attributable to any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers pursuant to this Section 3.01 (an “Applicable Tax Refund”), it shall reimburse the Borrowers for such amount (net of all out-of-pocket expenses of such Lender or Agent, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Agent determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment pursuant to this Section 3.01 had not been required; provided that the Borrowers, upon the request of the Lender or Agent, as the case may be, agrees promptly to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or Agent in the event that such party is required to repay such refund to the relevant taxing authority. Each Lender and Agent shall use its reasonable best efforts to claim any

Applicable Tax Refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or make available its tax returns or any other information that it deems confidential or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remission or repayments to which it may be entitled.

(i) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender it will, if requested by the Borrowers, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrowers; provided that such efforts are made at the Borrowers’ expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(i) shall affect or postpone any of the Loan Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or (f).

(j) The Borrowers and Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Eurocurrency Rate Loans, or to determine or charge interest rates based upon the applicable Eurocurrency Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue any affected Eurocurrency Rate Loans or to convert Base Rate Loans to such Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans that have not yet been incurred shall be deemed rescinded by the Borrowers, and upon demand from such Lender (with a copy to the Administrative Agent), the Borrowers shall prepay or, if applicable, convert all then outstanding affected Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

SECTION 3.03. Inability To Determine Rates. If the Administrative Agent determines that by reason of any changes affecting the applicable interbank eurodollar market adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, in each case due to circumstances arising on or after the date hereof, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain any affected Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for the Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for the Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, or which would have been so covered but for an exclusion included therein, (ii) the imposition of, or any change in the rate of, any taxes payable by such Lender and (iii) reserve requirements contemplated by Section 3.04(c)) does not represent the cost to such Lender of complying with the requirements of any applicable Law in relation to its making, funding or maintaining of Eurocurrency Rate Loans, then from time to time reasonably promptly after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06; it being agreed that such Lender’s calculations of such costs shall, absent clearly demonstrable error, be final and conclusive), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. At any time when any Eurocurrency Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrowers may either (i) if the affected Eurocurrency Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date on which the Borrowers receive any such demand from such Lender or (ii) if the affected Eurocurrency Rate Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurocurrency Rate Loan into a Base Rate Loan, if applicable.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or its parent or Affiliate as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall promptly pay to such Lender such additional amounts as will compensate such Lender for such reduction after receipt of such demand.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable reasonably promptly after receipt by the Borrowers of written demand therefor (with a copy to the Administrative Agent).

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(d) shall affect or postpone any of the Loan Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan not set forth in Article III, Article IV or in Article VIII) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrowers;

including any loss or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrowers setting forth the additional amount or amounts to be paid to it hereunder which shall conclusive in the absence of manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty days prior to the date on which such Lender has knowledge (or should have knowledge) of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrowers may, on ten Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers, in the case of clauses (i) and (iii) only) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided, further, that in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. No such replacement shall be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrowers or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its Notes to the Borrowers or the Administrative Agent), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Loan Obligations hereunder.

ARTICLE IV

Conditions to Borrowing

SECTION 4.01. Conditions to Borrowing. The obligation of each Lender to make a Loan hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrowers and the Arrangers:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and the Guarantee;

(ii) a Note executed by the Borrowers in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii) (w) a Closing Date and Solvency Certificate of the Loan Parties, dated the Closing Date, substantially in the form of Exhibit K, (x) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, (y) the Organization Documents of each Loan Party, certified as of a recent date prior to the Closing Date by the appropriate governmental official to the extent applicable and (z) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date;

(iv) an opinion from Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Loan Parties substantially in the form of Exhibit I-1, an opinion from Richards, Layton & Finger, P.A., Delaware counsel to the Loan Parties substantially in the form of Exhibit I-2, an opinion from Kutak Rock LLP, Arkansas Counsel to the Loan Parties substantially in the form of Exhibit I-3, an opinion from Kutak Rock LLP, Nebraska Counsel to the Loan Parties substantially in the form of Exhibit I-4, an opinion from Lane Powell PC, Washington Counsel to the Loan Parties substantially in the form of Exhibit I-5 and an opinion from Akin Gump Strauss Hauer & Feld LLP, FCC regulatory counsel to the Loan Parties substantially in the form of Exhibit I-6;

(v) certified copies of (A) the Merger Agreement and schedules thereto, duly executed by the parties thereto, (B) the Sponsor Management Agreement and (C) the Debt Tender Documents, in each case, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer that such documents are in full force and effect as of the Closing Date and that the conditions specified in clause (c) below have been satisfied; and

(vi) executed counterparts of the Fee Letter and the Engagement Letter.

(b) All Transaction Expenses required to be paid hereunder and invoiced on or before the Closing Date shall have been paid in full in cash.

(c) Prior to or substantially simultaneously with the Borrowing on the Closing Date, (i) the Equity Contribution shall have been consummated and (ii) the Merger shall be consummated in accordance with the terms of the Merger Agreement (without giving effect to any consents, modifications, amendments or express waivers thereto (including, without limitation, the definition of “Company Material Adverse Effect” therein) that are materially adverse to the Lenders without the consent of the Arrangers, such consent not to be unreasonably withheld or delayed).

(d) Prior to or substantially simultaneously with the Borrowing, ACI shall have received at least $14,000,000,000 in gross cash proceeds minus any related Transaction Expenses from any borrowings under the Senior Secured Credit Facilities.

(e) Prior to or substantially simultaneously with the Borrowing, the Company shall have taken all other necessary actions such that, after giving effect to the Transaction, (i) the Company, the Borrowers and the Restricted Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (A) the Loans, (B) borrowings and letters of credit under the Senior Secured Credit Facilities, (C) Indebtedness permitted by Section 6.05(b)(iii), (ii) the Borrowers shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than common stock owned by the Company and (iii) the Company shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than (x) common stock owned by the Parent and (y) other Equity Interests on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Arrangers to the extent material to the interests of the Lenders.

(f) The Arrangers shall be reasonably satisfied that there shall be no competing issues of debt securities or commercial bank or other credit facilities of Parent, the Company or any of their respective Subsidiaries being offered, placed or arranged (other than the Senior Notes, the Senior Secured Credit Facilities, any commercial paper rollover, any replacements, extensions and renewals of existing debt that matures prior to the Closing Date and any other debt of the Company and its Subsidiaries permitted to be incurred pursuant to the Merger Agreement) if such debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of the Arrangers, a detrimental effect upon the primary syndication of the Senior Interim Loans.

(g) The Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements.

(h) The Arrangers shall have received the Pro Forma Financial Statements.

(i) The Arrangers shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing by them at least five business days prior to the Closing Date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(j) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document (except the representations and warranties contained in Sections 5.03, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.14, 5.15 and 5.18, and in any other Loan Document) shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(k) The Administrative Agent shall have received a Committed Loan Notice for the Borrowing in accordance with the requirements hereof.

The Committed Loan Notice submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Section 4.01(j) have been satisfied on and as of the Closing Date.

ARTICLE V

Representations and Warranties

Each of the Company and the Borrowers represent and warrant to the Administrative Agent and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Material Subsidiaries (as such term is defined in the Senior Secured Credit Agreement) (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent that such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent that such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transaction will (a) contravene the terms of any of such Person’s Organization Documents, (b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than Permitted Liens) under any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, except with respect to any breach, contravention or violation (but not creation of Liens) to the extent that such breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect or (c) subject to Section 10.22 hereof, violate any applicable material Law or violate any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

SECTION 5.03. Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that may be required by Section 10.22 hereof, if any, and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan

Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from audit, normal year end audit adjustments and the absence of footnotes.

(ii) The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Company and its Subsidiaries for the periods set forth therein (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Company to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Company and its Subsidiaries as at September 30, 2007 and their estimated results of operations for the period covered thereby.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries for each fiscal year ending after the Closing Date until fiscal year ending December 31, 2015, copies of which have been furnished to the Administrative Agent prior to the Closing Date, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company or the Borrowers, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company, the Borrowers or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Company or its Subsidiaries pending or, to the knowledge of the Company or the Borrowers, threatened; (b) hours worked by and payment made based on hours worked to employees of each of the Company or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; and (c) all payments due from any of the Company or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in (or, in the case of real property only, easements or other limited property interests in), all material property necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than Permitted Liens) and except where the failure to have such good title or other interest could not reasonably be expected to have a Material Adverse Effect or in the case of real property only, for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Permitted Liens and except where the failure to have such title or other interest could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Environmental Matters.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries and all Real Estate are in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Subsidiaries, as the case may be, is currently doing business or in which such Real Estate is situated (including having obtained all Environmental Permits); (ii) none of the Loan Parties or any of their respective Subsidiaries is subject to any pending, or to the knowledge of the Company or the Borrowers, threatened Environmental Claim or any other Environmental Liability; (iii) no Loan Party and no Subsidiary of any Loan Party is conducting or financing or is required to conduct or finance any investigation, removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any currently or formerly owned or leased Real Estate.

(b) None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Taxes. Except as could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges

(including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which reasonably adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance.

(a) Except as set forth in Schedule 5.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) none of the Company, the Borrowers or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) none of the Company, the Borrowers or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed by the Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan on an accumulated benefit obligation (ABO) basis; and (v) none of the Company, the Borrowers or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.12. Subsidiaries. As of the Closing Date, neither the Company nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in each Loan Party and its Material Subsidiaries (as such term is defined in the Senior Secured Credit Agreement) have been validly issued and are fully paid and nonassessable, and all Equity Interests owned by the Company or any other Loan Party are owned free and clear of all security interests of any person except (i) those created under the Senior Secured Credit Facilities and (ii) any nonconsensual Lien that is a Permitted Lien. As of the Closing Date, Schedule 5.12 sets forth (a) the name and jurisdiction of each Subsidiary and (b) the ownership interest of the Company and any other Subsidiary in each Subsidiary, including the percentage of such ownership.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of the Borrowing will be used for any purpose that violates Regulation U.

(b) None of the Company, the Borrowers nor any other Loan Party is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading, it being understood that for purposes of this Section 5.14, such factual information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their respective Restricted Subsidiaries has good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, service marks, trade names, copyrights, technology, trade secrets, proprietary information, domain names, software, know-how, database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “Intellectual Property”), free and clear of all Liens (other than Permitted Liens), that are necessary for the operation of its business as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company or the Borrowers, the operation of the respective businesses of the Company or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or otherwise violate any rights held by any Person except for such infringements, misuses, misappropriations or violations, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property is pending or, to the knowledge of the Borrowers, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transaction, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.17. Subordination of Subordinated Indebtedness. The Obligations are “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness” or “Guarantor Senior Debt” (or any comparable term) under, and as defined in, any documentation governing any Subordinated Indebtedness.

SECTION 5.18. Communications Licenses and Regulatory Matters.

(a) Schedule 5.18(a) accurately and completely lists all material Communications Licenses. The Borrowers, the Company and their respective Subsidiaries have all licenses, permits, franchises, applications or other authorizations from the FCC required in connection with the conduct by the Borrowers, the Company or any of their respective Subsidiaries of the businesses as presently conducted, except where the failure to have any license, permit, franchise, application or other authorization could not, individually or in the aggregate, have a Material Adverse Effect. All Communications Licensees are in full force and effect and are duly issued in the name of, or validly assigned to, the Borrowers, the Company and their respective Subsidiaries, or the entities named on said Schedule 5.18(a), except as could not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Borrowers, the Company and each of their respective Subsidiaries are in compliance with Communications Law, except where such failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.18(b), neither the Company nor the Borrowers has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or filed with or before the FCC, with respect to the Borrowers, the Company, or any of the Subsidiaries (other than proceedings relating to the wireless communications industry generally). No event has occurred that results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modifications, impairment, restriction or termination of, or order of forfeiture with respect to, any Communications License, except as could not, individually or in the aggregate, have a Material Adverse Effect.

(c) The Borrowers, the Company and each of their respective Subsidiaries has duly filed any and all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all material respects.

(d) The Borrowers, the Company and each of their respective Subsidiaries, has complied (or will comply when required) with conditions in all material respects set forth in the Governmental Approvals from the FCC.

(e) Except as set forth on Schedule 5.18(e), neither the Borrowers nor the Company knows of any reason why any of the Communications Licenses should not be renewed in the regular course without any materially adverse conditions.

(f) No Governmental Approval is required to be obtained that has not been obtained, and no filing under Communications Law that has not been made is necessary, in connection with the Transaction, except as could not, individually or in the aggregate, have a Material Adverse Effect and except for (i) any filings after the consummation of the merger to inform Governmental Authorities that the merger has been consummated, all of which filings will promptly be made and (ii) ownership reports on FCC Form 602. All such Governmental Approvals have been duly obtained, taken, given or made, and are in full force and effect, except as could not, individually or in the aggregate, have a Material Adverse Effect. No petition for reconsideration, application for review, or appeal with respect any Governmental Approval has been filed or made.

ARTICLE VI

Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Loan Obligation hereunder that is accrued and payable shall remain unpaid or unsatisfied:

SECTION 6.01. Reports and Other Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC (and make available to the Administrative Agent and the Lenders (without exhibits), without cost to any Lender, within fifteen days after it has filed them with the SEC) from and after the Closing Date;

(i) within ninety days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(ii) within forty-five days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2008), reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(iv) any other information, documents and other reports which the Borrowers would be required to file with the SEC if they were subject to Section 13 or 15(d) of the Exchange Act;

in each case of the foregoing clauses (i) through (iv), in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company shall provide such information to the Administrative Agent and the Lenders within fifteen days after the time when the Company would be required to file such information with the SEC, if it were subject to Section 13 or 15(d) of the Exchange Act;

(b) in the event that any direct or indirect parent company of the Company becomes a guarantor of the Loans, the Company shall be permitted to satisfy its obligations under this Section 6.01 with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand;

(c) notwithstanding the foregoing, the requirements of this Section 6.01 shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined in the Senior Notes Indenture) or the effectiveness of the Shelf Registration Statement (as defined in the Senior Notes Indenture) by (1) the filing with the SEC of the Exchange Offer Registration Statement (as defined in the Senior Notes Indenture) or Shelf Registration Statement (as defined in the Senior Notes Indenture) (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum (as defined in the Senior Notes Indenture), to the extent filed within the time specified above, or (2) posting on its website and providing to the Administrative Agent within fifteen days of the time periods after the Company would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum (as defined in the Senior Notes Indenture), to the extent filed within the times specified above; and

(d) notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this Section 6.01 for purposes of Section 8.01(c) hereof until sixty days after the date any report is due under this Section 6.01.

SECTION 6.02. Compliance Certificate. The Company shall deliver to the Administrative Agent a duly completed Compliance Certificate within five days after the delivery of the financial statements referred to in Section 6.01(a). When any Event of Default has occurred and is continuing under this Agreement, or if the Administrative Agent or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Event of Default, the Company shall promptly (which shall be no more than five Business Days after becoming aware of such Event of Default) deliver to the Administrative Agent by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Company proposes to take with respect thereto.

SECTION 6.03. [Reserved].

SECTION 6.04. Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Company’s, or any Restricted Subsidiary’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent company of the Company, including in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness or any Existing Retained Indebtedness, other than:

(A) Indebtedness permitted under Section 6.05(b)(vii) and Section 6.05(b)(viii); or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness or Existing Retained Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;

(C) any payment due upon conversion of the Western Wireless Notes in accordance with the terms thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment (which Restricted Payment shall be permitted to be made only after the Rollover Date):

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 6.05(a) (the “Consolidated Leverage Ratio Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by Sections 6.04(b)(i), 6.04(b)(ii) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (B) thereof only), 6.04(b)(vi)(C), 6.04(b)(ix) and 6.04(b)(xiii), but excluding all other Restricted Payments permitted by Section 6.04(b)), is less than the sum of (without duplication):

(I) 50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period and including the predecessor) beginning on October 1, 2007 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(II) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company since immediately after the Closing Date (other than net cash proceeds to the extent that such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 6.05(b)(xii)(A)) from the issue or sale of:

(i)(A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any present or former employees, directors, officers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any direct or indirect parent company of the Company or any of the Company’s Subsidiaries after the Closing Date to the extent that such amounts have been applied to Restricted Payments made in accordance with Section 6.04(b)(iv); and

(y) Designated Preferred Stock; and

(B) to the extent that such net cash proceeds are actually contributed to the Company, Equity Interests of any direct or indirect parent company of the Company (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent that such amounts have been applied to Restricted Payments made in accordance with Section 6.04(b)(iv)); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided that this clause (II) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(III) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following the Closing Date (other than net cash proceeds to the extent that such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 6.05(b)(xii)(A)) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(IV) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or the Restricted Subsidiaries (other than by the Borrowers or another Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Company or the Restricted Subsidiaries, in each case after the Closing Date; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent that the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to Section 6.04(b)(vii) or to the extent that such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; plus

(V) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $250,000,000, shall be determined by the board of directors of the Company, a copy of the resolution of which with respect thereto shall be delivered to the Administrative

Agent) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent that the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to Section 6.04(b)(vii) or to the extent that such Investment constituted a Permitted Investment.

(b) The foregoing provisions will not prohibit:

(i) the payment of any dividend or other distribution within sixty days after the date of declaration of the dividend or other distribution, as the case may be, if at the date of declaration, the dividend or other distribution would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”), Subordinated Indebtedness or Existing Retained Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (B) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividend thereon was permitted under Section 6.04(b)(vi), the declaration and payment of dividend on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrowers or a Guarantor or any Existing Retained Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrowers or a Guarantor (or the Company in respect of Existing Retained Indebtedness), as the case may be, that is incurred in compliance with Section 6.05 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or Existing Retained Indebtedness, as applicable, being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums with respect to the Subordinated Indebtedness or the Existing Retained Indebtedness being so defeased, redeemed, repurchased, acquired or retired), defeasance costs and any reasonable fees and expenses incurred in connection with such defeasance, redemption, repurchase or other acquisition or retirement relating to the issuance of such new Indebtedness;

(B) such new Indebtedness is subordinated to the Loans or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness or such Existing Retained Indebtedness, as applicable, so defeased, redeemed, repurchased, acquired or retired (which in the case of the Existing Retained Indebtedness of the Company, shall mean solely that such Indebtedness is incurred only by the Company);

(C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness, or Existing Retained Indebtedness being so defeased, redeemed, repurchased, acquired or retired; and

(D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness, or Existing Retained Indebtedness being so defeased, redeemed, repurchased, acquired or retired;

(iv) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement, including any Equity Interest rolled over by management of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company in connection with the Transaction; provided that the aggregate amount of Restricted Payments made under this clause (iv) does not exceed $50,000,000 in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $100,000,000 in any fiscal year (which shall increase to $150,000,000 subsequent to the consummation of an underwritten public Equity Offering)); provided, further, that each of the amounts in any fiscal year under this clauses (iv) may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any direct or indirect parent company of the Company, in each case to any present or former employees, directors, officers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any Subsidiary of the

Company or any of the Company’s direct or indirect parent companies that occurs after the Closing Date, to the extent that the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 6.04(a); plus

(B) the cash proceeds of key man life insurance policies received by the Company or the Restricted Subsidiaries after the Closing Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in Sections 6.04(b)(iv)(A) and (B);

and, provided, further, that cancellation of Indebtedness owing to the Company from any present or former employees, directors, officers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any direct or indirect parent company of the Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 6.04 or any other provision of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 6.05 to the extent that such dividends are included in the definition of “Fixed Charges”;

(vi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any Restricted Subsidiary after the Closing Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Closing Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 6.04(b)(ii);

provided, in the case of each of clauses (A), (B) and (C) of this Section 6.04(b)(vi), that for the Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and the Restricted Subsidiaries would be in compliance with the Consolidated Leverage Ratio Test;

(vii) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent that the proceeds of such sale do not consist of cash or marketable securities, not to exceed (A) prior to the Rollover Date, $250,000,000, and (B) thereafter, the greater of (1) $250,000,000 and (2) 1.0% of Total Assets;

(viii) repurchases of Equity Interests of the Company or any Restricted Subsidiary or any direct or indirect parent company of the Company deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(ix) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company to fund a payment of dividends on such company’s common stock), following the first public offering of the Company’s common stock or the common stock of any direct or indirect parent company of the Company after the Closing Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(x) Restricted Payments that are made with Excluded Contributions;

(xi) distributions or payments of Securitization Fees or purchases of Securitization Assets pursuant to a securitization repurchase obligation under a Qualified Securitization Facility;

(xii) any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 6.08;

(xiii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Existing Retained Indebtedness pursuant to provisions similar to those described under Section 2.05(b)(ii) or Section 6.11; provided that all Loans subject to prepayment under Section 2.05(b)(ii)(B) or Section 6.11(a) hereof which have been accepted for prepayment by the applicable Lender have been repurchased, redeemed, acquired or retired for value;

(xiv) the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent company of the Company in amounts required for any such parent company to pay, in each case without duplication,

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) foreign, federal, state and local income taxes, to the extent that such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and the Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Company to the extent that such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company (including, without limitation, pursuant to tax sharing arrangements among the Company or any Restricted Subsidiary and such direct or indirect parent company of the Company) to the extent that such costs and expenses are attributable to the ownership or operation of the Company and its Subsidiaries; and

(E) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent company;

(xv) the declaration and payment of dividends by the Company or any Restricted Subsidiary to, or the making of loans to, any direct or indirect parent company of the Company in amounts required for any such parent company to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent company of the Company;

(xvi) the declaration and payment of dividends by the Company or any Restricted Subsidiary to, or the making of loans to, any direct or indirect parent company of the Company in amounts required for any such parent company to finance Investments otherwise permitted to be made pursuant to this Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or any Restricted Subsidiary or (2) the merger of the Person formed or acquired into the Company or any Restricted Subsidiary (to the extent not prohibited by Section 6.07) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Company or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent that the Company or any Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (D) any property received by the Company or any Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to clause (3) of Section 6.04(a) and (E) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 6.04 (other than Section 6.04(b)(x)) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof); and

(xvii) [reserved];

(xviii) [reserved];

(xix) to the extent that any such fees or expenses constitute Restricted Payments, the payment of management, consulting, monitoring, advisory and other fees and related expenses pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or any amendment thereto so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Company to the Lenders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Closing Date; and

(xx) additional Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xx) not to exceed, (A) prior to the Rollover Date, $300,000,000 and (B) thereafter, the greater of (a) $500,000,000 and (b) 2.0% of Total Assets;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under Sections 6.04(b)(vii) and 6.04(b)(xx), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Closing Date, all of the Company’s Domestic Subsidiaries are Restricted Subsidiaries. The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.04(a) or under Sections 6.04(b)(vii), 6.04(b)(x) or 6.04(b)(xx), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in Article VI of this Agreement.

Notwithstanding the foregoing provisions of this Section 6.04, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Company’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Company or any direct or indirect parent of the Company for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Company for cash from, the Investors, or guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by clause (3) of Section 6.04(a), or the exceptions provided by clause (i), (vii) or (xx) of Section 6.04(b) or clause (h), (j) or (m) of the definition of “Permitted Investments,” unless (x) at the time and after giving effect to such payment, the Consolidated Leverage Ratio of the Company would be less than 7.25 to 1.00 and (y) such payment is otherwise in compliance with this Section 6.04.

SECTION 6.05. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that after the Rollover Date, the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to Section 6.05(c), any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Leverage Ratio for the Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been less than (x) 8.00 to 1.00 if such

Indebtedness is incurred or Disqualified Stock or Preferred Stock issued on or after the Closing Date and on or prior to June 30, 2009 and (y) 7.50 to 1.00 if such Indebtedness is incurred or Disqualified Stock or Preferred Stock issued on or after June 30, 2009, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such Test Period.

(b) The foregoing limitations will not apply to:

(i) the incurrence of Indebtedness under the Senior Secured Credit Facilities by the Borrowers, the Company or any other Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to (A) an aggregate principal amount of $16,250,000,000 (which amount shall be reduced by the difference between $750,000,000 and the amount drawn under the Senior Secured Credit Facilities for which the use of proceeds is limited to funding amounts paid, or committed to be paid, by the Company and its Subsidiaries to purchase or otherwise acquire licenses and rights in the FCC 700 MHz Auction (including expenses incurred, or reasonably expected to be incurred, in connection therewith)) and (B)(1) prior to the Rollover Date, $1,000,000,000 and (2) thereafter, $2,000,000,000, in each case minus the aggregate outstanding principal amount of secured indebtedness incurred under Section 6.05(b)(xxiii) below;

(ii) the incurrence by the Borrowers and any Guarantor of Indebtedness represented by (A) the Loans (including any Guarantee), the Senior Exchange Notes and related guarantees to be issued in exchange for the Loans and the Guarantees pursuant to Section 2.14 and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Exchange Notes and the guarantees thereof pursuant to the Senior Exchange Note Registration Rights Agreement (but excluding any Senior Exchange Notes issued as additional interest pursuant thereto) and (B) the Senior Notes (including any guarantee thereof) and the exchange notes and related exchange guarantees to be issued in exchange for Senior Notes and the guarantees thereof pursuant to the registration rights agreement related thereto (but excluding any Additional Senior Notes (as defined in the Senior Notes Indenture));

(iii) Indebtedness of the Company and any Restricted Subsidiary in existence on the Closing Date including Existing Retained Indebtedness (other than Indebtedness described in clauses (i) and (ii));

(iv) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the development, construction, purchase, lease, repairs and maintenance, or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (iv), not to exceed (A) prior to the Rollover Date, $750,000,000, and (B) thereafter, 4.0% of Total Assets (in each case determined at the date of incurrence) at any time outstanding, so long as such Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under this clause (iv) is incurred or issued at the date of such purchase, lease or improvement, or is incurred within 270 days thereafter;

(v) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

(vii) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Loans of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (viii);

(ix) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (ix);

(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Section 6.05, exchange rate risk or commodity pricing risk;

(xi) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(xii) (A) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Company since immediately after the Closing Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(II) and (3)(III) of Section 6.04(a) to the extent that such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.04(b) or to make Permitted Investments (other than Permitted Investments specified in clause (a) or (c) of the definition thereof) and (B) Indebtedness or Disqualified Stock of the Company or, subject to Section 6.05(c), Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii)(B), does not at any one time outstanding exceed, (1) prior to the Rollover Date, $500,000,000, and (2) thereafter, the greater of (x) $1,000,000,000 and (y) 3.5% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xii)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (xii)(B) but shall be deemed incurred for the purposes of Section 6.05(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 6.05(a) without reliance on this clause (xii)(B));

(xiii) the incurrence by the Company or any Restricted Subsidiary of Indebtedness, the issuance by the Borrowers or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred

Stock issued as permitted under Section 6.05(a) and clauses (ii), (iii), (iv) and (xii)(A) above, this clause (xiii) and clause (xiv) of this Section 6.05(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(B) to the extent that such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (1) Indebtedness subordinated or pari passu to the Loans or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Loans or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, issued by the same obligor under the Disqualified Stock or Preferred Stock being refinanced and (3) Existing Retained Indebtedness of the Company, if such Indebtedness is incurred only by the Company; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Company or the Borrowers;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor (other than the Company) or the Borrowers; or

(3) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances the Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that Section 6.05(b)(xiii)(A) will not apply to any refunding or refinancing of any Obligations under Credit Facilities secured by Permitted Liens or the Loans;

(xiv) (1) Indebtedness or Disqualified Stock of the Company or, subject to Section 6.05(c), Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition or (2) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving effect to such acquisition or merger, either

(A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio Test, or

(B) the Consolidated Leverage Ratio is less than that immediately prior to such acquisition or merger;

(xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days following its incurrence;

(xvi) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xvii) (A) any guarantee by the Company or a Restricted Subsidiary of Indebtedness (other than Capital Leases) or other obligations of any Restricted Subsidiary that do not constitute indebtedness so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted hereunder, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with Section 6.10;

(xviii) Indebtedness consisting of Indebtedness issued by the Company or any Restricted Subsidiary to current or former employees, directors, officers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in Section 6.04(b)(iv);

(xix) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xx) Indebtedness owed on a short-term basis of no longer than thirty days to banks and other financial institutions incurred in the ordinary course of business of the Company and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and the Restricted Subsidiaries;

(xxi) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(xxii) Indebtedness of the Company or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(xxiii) Indebtedness incurred by the Company or any Restricted Subsidiary to finance (or to fund dividends or other distributions to the Company to finance) regularly scheduled principal and interest on, any mandatory redemption, repurchase or other retirement of, and any fees, premiums and expenses in respect of the Existing Retained Indebtedness of the Company as and when required to be paid;

(xxiv) Indebtedness of the Company or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(xxv) [reserved];

(xxvi) the incurrence of Indebtedness by a Foreign Subsidiary in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (xxvi), 5.0% of the Foreign Subsidiary Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (xxvi) shall cease to be deemed incurred or outstanding for the purpose of this clause (xxvi) but shall be deemed incurred for the purposes of Section 6.05(a) from and after the first date on which the Company or such Restricted Subsidiaries could have incurred such Indebtedness under Section 6.05(a) without reliance on this clause (xxvi)); and

(xxvii) all premiums (if any), interest (including, but not limited to, post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxvi) above.

(c) Restricted Subsidiaries that are not Guarantors (other than the Borrowers) may not incur Indebtedness or Disqualified Stock or Preferred Stock under Section 6.05(a) or clauses (xii)(B) or (xiv)(1) of Section 6.05(b) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries (other than the Borrowers) that are not Guarantors incurred or issued pursuant to Section 6.05(a) and clauses (xii)(B) and (xiv)(1) of Section 6.05(b), collectively, would exceed the greater of $900,000,000 and 3.0% of Total Assets.

(d) For purposes of determining compliance with this Section 6.05:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxvi) of Section 6.05(b) or is entitled to be incurred pursuant to Section 6.05(a), the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the clauses (i) through (xxvi) of Section 6.05(b) or under Section 6.05(a); provided that all Indebtedness outstanding under the Senior Secured Credit Facilities on the Closing Date will be treated as incurred on the Closing Date under Section 6.05(b)(i); and

(ii) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.05(a) and 6.05(b).

(e) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.05.

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(g) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(h) The Company shall not, and shall not permit any other Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

(i) (A) Unsecured Indebtedness shall not be treated as subordinated or junior to secured indebtedness for purposes of this Agreement merely because it is unsecured and (B) unsubordinated indebtedness shall not be treated as subordinated or junior to any other unsubordinated indebtedness for purposes of this Agreement merely because it has a junior priority with respect to the same collateral.

SECTION 6.06. Liens. The Company shall not, and shall not permit any of the Borrowers or any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related Guarantee, on any asset or property of the Company, the Borrowers or any other Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(a) in the case of Liens securing Subordinated Indebtedness, the Loans and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(b) in all other cases, the Loans or the Guarantees are equally and ratably secured;

except that the foregoing shall not apply to (i) Liens equally and ratably securing the Loans and the related Guarantees and the Senior Notes, (ii) Liens equally and ratably securing Indebtedness permitted to be incurred under Credit Facilities, including, but not limited to, any letter of credit facility relating thereto, that was permitted by the terms of this Agreement to be incurred pursuant to Section 6.05(b)(i) (provided that prior to the Rollover Date, such Liens shall only secure Obligations in respect of Indebtedness not exceeding in the aggregate $17,250,000,000 outstanding at any one time) and (iii) after the Rollover Date, Liens securing Indebtedness permitted to be incurred under Section 6.05; provided that, with respect to Liens securing Indebtedness permitted under this clause (iii), at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 5.25 to 1.00. Any Lien that is granted to secure the Loans under this Section 6.06 shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligations to secure to the Loans.

SECTION 6.07. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither Borrower may consolidate or merge with or into or wind up into (whether or not such Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) such Borrower is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Borrower”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Loans is a corporation;

(ii) the Successor Borrower, if other than such Borrower, expressly assumes all the obligations of such Borrower under the Loans pursuant to an amendment hereto or other documents or instruments;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period,

(A) the Successor Borrower or, if such Borrower is the surviving Person, such Borrower, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio Test, or

(B) the Consolidated Leverage Ratio for the Company and the Restricted Subsidiaries would lower than the Consolidated Leverage Ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case Section 6.07(c)(i)(B) shall apply, shall have confirmed that its Guarantee shall apply to such Person’s obligations under the Loan Documents; and

(vi) such Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such amendments or other documents or instruments, if any, comply with this Agreement.

The Successor Borrower will succeed to, and be substituted for, such Borrower under the Loan Documents.

Notwithstanding Section 6.07(a)(iii) and Section 6.07(a)(iv), (A) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to a Borrower, and (B) a Borrower may merge with an Affiliate of the Borrowers (other than with the other Borrower) solely for the purpose of reincorporating such Borrower in the District of Columbia, another state of the United States or any territory thereof so long as the amount of Indebtedness of such Borrower and its Restricted Subsidiaries is not increased thereby.

Notwithstanding anything to the contrary in this Section 6.07(a), this Section 6.07(a) shall not apply in the event that any Borrower at its sole discretion converts into a limited liability company existing under the laws of the jurisdiction or organization of such Borrower and undertakes any transactions related or incidental thereto at any time after the Closing Date; provided that in the case of such conversion, a co-obligor of the Loans is a corporation.

(b) The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Loans pursuant to an amendment hereto or other documents or instruments;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period,

(A) the Successor Company or, if the Company is the surviving Person, the Company, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio Test, or

(B) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries or, if the Company is the surviving Person, the Company and the Restricted Subsidiaries, would be less than the Consolidated Leverage Ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; and

(v) the Company shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such amendments or other documents or instruments, if any, comply with this Agreement.

The Successor Company will succeed to, and be substituted for, the Company under the Loan Documents.

Notwithstanding Section 6.07(b)(iii) and Section 6.07(b)(iv), (A) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and (B) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in the District of Columbia, another state of the United States or any territory thereof so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

(c) Subject to Section 9.11, no Guarantor (other than the Company if in accordance with Section 6.07(b)) will, and the Company will not permit any other Guarantor to, consolidate or merge with or into or wind up into (whether or not the Company, the Borrowers or such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person being herein called the “Successor Guarantor”);

(B) the Successor Guarantor expressly assumes all the obligations of such Guarantor under the Loan Documents pursuant to supplemental guarantees or other documents or instruments;

(C) immediately after such transaction, no Default exists; and

(D) the Borrowers shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental guarantees or other documents or instruments, if any, comply with this Agreement; or

(ii) the transaction is made in compliance with Section 6.13.

Subject to certain limitations described herein, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Loan Documents.

Notwithstanding the foregoing, any Guarantor (other than the Company) may (i) merge into or transfer all or part of its properties and assets to another Guarantor or the Borrowers, (ii) merge with an Affiliate of the Borrowers solely for the purpose of reincorporating such Guarantor in the District of Columbia, another state of the United States or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

SECTION 6.08. Transactions with Affiliates.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrowers (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25,000,000, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) the Company delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75,000,000, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 6.08(a)(i).

(b) The foregoing provisions will not apply to the following:

(i) transactions between or among the Company or any Restricted Subsidiary;

(ii) Restricted Payments permitted by Section 6.04 and the definition of “Permitted Investments”;

(iii) the payment of management, consulting, monitoring, advisory and other fees and related expenses pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or any amendment thereto so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Company to the Lenders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Closing Date;

(iv) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former employees, directors, officers or consultants of the Company, any direct or indirect parent companies of the Company or any Restricted Subsidiary;

(v) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement, instrument or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Company to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(vii) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in the good faith judgment of the board of directors of the Company to the Lenders when taken as a whole;

(viii) the Transaction and the payment of all Transaction Expenses;

(ix) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of the direct or indirect parent companies of the Company or any Restricted Subsidiary;

(xi) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(xii) payments by the Company or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;

(xiii) payments and issuances of Indebtedness and Disqualified Stock (and cancellations of any thereof) of the Company and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any current or former employee, director, officer or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the board of directors of the Company in good faith;

(xiv) investments by any of the Investors in securities of the Company or any Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(xv) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto); provided that the joint venture is between the Company or one of the Restricted Subsidiaries and a person or persons that are not otherwise Affiliates of the Company;

(xvi) payments by the Company (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing arrangements among the Company (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(xvii) any lease entered into between the Company or any Restricted Subsidiary, as lessee and any Affiliate of the Company, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Company in good faith;

(xviii) intellectual property licenses in the ordinary course of business; and

(xix) investments by the Investors in securities of the Borrowers or any of their respective Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.

SECTION 6.09. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b) make loans or advances to the Company or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary,

except, in each case of the foregoing, for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Senior Secured Credit Facilities or the Senior Notes and the related documentation, Hedging Obligations, the Senior Notes Indenture and the related documentation and the Retained Existing Indebtedness;

(ii) the Loan Documents;

(iii) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition or at the time when it merges with or into the Company or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) secured indebtedness otherwise permitted to be incurred pursuant to Section 6.05 and Section 6.06 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 6.05;

(x) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(xi) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(xii) restrictions created in connection with any Qualified Securitization Facility; provided that, in the case of Qualified Securitization Facility established after the Closing Date, such restrictions in the good faith determination of the Company is necessary or advisable to effect such Qualified Securitization Facility;

(xiii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the properties or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or properties of another Restricted Subsidiary; and

(xiv) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Company shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Company or any other Guarantor), other than the Borrowers, any Guarantor (other than the Company), a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Company or any other Guarantor unless:

(a) such Restricted Subsidiary within thirty days executes and delivers a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any other Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Loans or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Loans; and

(b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 6.10 shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time when such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Facility by any Securitization Subsidiary.

SECTION 6.11. Offer To Prepay Upon Change of Control.

(a) If a Change of Control occurs, unless the Borrowers have previously or concurrently delivered a prepayment notice with respect to all outstanding Loans as described under Section 2.05(a), the Borrowers shall make an offer to prepay all of the Loans pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 100.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Within thirty days following any Change of Control, the Borrowers shall deliver a notice of such Change of Control Offer to the Administrative Agent, and the Administrative Agent shall promptly deliver such notice to each Lender to the address of such Lender appearing in the Register or otherwise in accordance with Section 10.02 with the following information:

(i) that a Change of Control has occurred or will occur (together with the identification of the transaction or transactions that constitute the related Change of Control) and that a Change of Control Offer is being made pursuant to this Section 6.11 and that all Loans properly accepted for prepayment pursuant to such Change of Control Offer will be prepaid by the Borrowers;

(ii) the purchase price and the purchase date, which will be no earlier than thirty days nor later than sixty days from the date on which such notice is delivered (the “Change of Control Payment Date”);

(iii) that any Loan not properly accepted for prepayment in accordance with Section 6.11 will remain outstanding and continue to accrue interest;

(iv) that unless the Borrowers default on the payment of the Change of Control Payment, all Loans accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(v) that Lenders electing to have any Loans prepaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Lenders will be entitled to withdraw their election to require the Borrowers to prepay such Loans; provided that the Administrative Agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission, an electronic mail or letter setting forth the name of such Lender, the principal amount of Loans to be prepaid, and a statement that such Lender is withdrawing its election to have such Loans prepaid;

(vii) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(viii) the other instructions, as determined by the Borrowers, consistent with this Section 6.11, that a Lender must follow.

The notice of a Change of Control Offer, if delivered in a manner herein provided, shall be conclusive evidence of its delivery, whether or not a Lender receives such notice. If (x) the notice is delivered in a manner herein provided and (y) any Lender fails to receive such notice or the notice received by any Lender is defective, such Lender’s failure to receive such notice or such defective notice shall not affect the validity of the proceedings for the prepayment of the Loans as to all other Lenders that properly received such notice without defect.

(b) On the Change of Control Payment Date, the Borrowers shall, to the extent permitted by law,

(i) prepay all Loans or portions thereof properly accepted for prepayment in accordance with Section 6.11 pursuant to the Change of Control Offer; and

(ii) deposit with the Administrative Agent an amount equal to the aggregate Change of Control Payment in respect of all Loans or portions thereof accepted for prepayment.

(c) The Borrowers shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Borrowers and prepays all Loans validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary in the foregoing, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

SECTION 6.12. Future Guarantors. From and after the Closing Date, the Borrowers shall cause each Wholly-Owned Subsidiary that guarantees the payment of any Indebtedness of ACI under the Senior Secured Credit Facilities to execute and deliver to the Administrative Agent, within thirty days following such Subsidiary’s execution of its guarantee with respect to the Senior Secured Credit Facilities, such amendments to the Guarantee, as the Administrative Agent shall reasonably deem necessary or advisable, pursuant to which such Wholly-Owned Subsidiary shall guarantee the payment of the Loans, whereupon such Wholly-Owned Subsidiary shall become a Guarantor for all purposes under this Agreement. In addition, the Borrowers in their sole discretion may cause a Subsidiary that is not a Guarantor to so guarantee payment of the Loans and become a Guarantor.

SECTION 6.13. Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, consummate directly or indirectly an Asset Sale, unless:

(a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(b) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of the following shall be deemed to be Cash Equivalents for purposes of this subsection (b) and for no other purpose:

(i) any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets and for which the Company or such Restricted Subsidiary, as applicable, has been validly released by all creditors in writing;

(ii) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(iii) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed (A) prior to the Rollover Date, 1.5% of Total Assets, and (B) thereafter, 5.0% of Total Assets, in each case at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

SECTION 6.14. Taxes. The Company shall pay, and shall cause each Restricted Subsidiary to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

SECTION 6.15. Stay, Extension and Usury Laws. The Company and each other Guarantor covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement and the Loans; and the Company and each other Guarantor (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 6.16. Company Existence. Subject to Section 6.07 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective Organization Documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and the Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of the Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole; provided, further, that the foregoing shall not restrict in any way any conversion of a corporation, a limited liability company or another entity to a different legal form, including, without limitation, the conversion of any Borrower to a Delaware limited liability company at any time following the Closing.

SECTION 6.17. Exchange Note Indenture. On or prior to the Rollover Date, the Company and the Borrowers shall (i) enter into the Senior Notes Indenture and (ii) cause counsel to the Borrowers to deliver to the Administrative Agent a legal opinion in form and substance customary for a transaction of that type and to be mutually agreed on by the Borrowers and the Administrative Agent.

SECTION 6.18. Corporate Co-Borrower.

(a) ACI will always maintain a Wholly-Owned Subsidiary of ACI organized as a corporation under the laws of the United States of America, any state thereof or the District of Columbia that will serve as a co-borrower of the Loans unless ACI is itself a corporation under the laws of the United States of America, any state thereof or the District of Columbia.

(b) In addition to the other restrictions set forth in this Agreement, ACFI may not hold any material assets, invest any of its assets in “Securities” as such term is defined in the Investment Company Act, become liable for any material obligations or engage in any significant business activities; provided that ACFI may be a co-obligor with respect to Indebtedness if ACI is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by ACI or one or more Restricted Subsidiaries other than ACFI.

ARTICLE VII

Covenant Suspension

SECTION 7.01. Covenant Suspension.

(a) During any period of time when (i) the Loans have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Agreement (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), then, the covenants specifically set forth under Section 2.05(b)(ii), Section 6.04, Section 6.05, Section 6.07(a)(iv), Section 6.07(b)(iv), Section 6.08, Section 6.09 and Section 6.13 shall not be applicable to the Loans (collectively, the “Suspended Covenants”).

(b) During any period during which the foregoing covenants have been suspended, the Company shall not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c) In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of Section 7.01(a), and on any subsequent date (the “Reversion Date”) on which one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Loans below an Investment Grade Rating, then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.” Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

(d) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any Restricted Subsidiary prior to such reinstatement will give rise to a Default or Event of Default hereunder; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments shall be calculated as though Section 6.04 had been in effect prior to, but not during, the Suspension Period; and (ii) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period shall be classified to have been incurred or issued pursuant to Section 6.05(b)(iii).

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (h) of this Section 8.01 shall constitute an “Event of Default”:

(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on any Class of Loans;

(b) default for thirty days or more in the payment when due of interest on or with respect to any Class of Loans;

(c) failure by the Borrowers or any Guarantor for sixty days after receipt of written notice given by the Administrative Agent or the Required Lenders to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (a) or (b) above) contained in the Loan Documents;

(d) default under any other Class of Loans or any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the incurrence of the Loans, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) other than in the case of any other Class of Loans, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $150,000,000 or more at any one time outstanding;

(e) failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150,000,000, which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(f) the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which the Company or any such Subsidiary that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(iii) orders the liquidation of the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for sixty consecutive days; or

(h) the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void, or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) denies that such Guarantor has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement.

SECTION 8.02. Remedies upon Event of Default.

(a) If any Event of Default under Section 8.01(a) or (b) occurs and is continuing with respect to a Class of Loans, the Administrative Agent shall, at the request of the applicable Required Facility Lenders, declare the unpaid principal amount of all outstanding Loans of such Class, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document in respect of such Loans to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers.

(b) If any Event of Default under Section 8.01(c) through (h) occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions:

(i) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(ii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of any Event of Default under Section 8.01(f) or (g) with respect to the Company or the Borrowers, the Commitments of each Lender shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Loan Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders;

Fourth, to payment of that portion of the Loan Obligations constituting unpaid principal of the Loans, ratably among the Lenders;

Fifth, to the payment of all other Loan Obligations of the Loan Parties that are due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Loan Obligations owing to the Administrative Agent and the Lenders on such date; and

Last, the balance, if any, after all of the Loan Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authorization of the Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The provisions of this Article IX (other than Section 9.09) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein or in any other Loan Document, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant or any agency or trust obligations with respect to any Loan Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents.

(a) No Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(b) Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective

Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(c) Each Lender acknowledges that (x) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (y) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (z) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 9.04. Reliance by the Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile, telex or telephone message, electronic mail message, statement or other document, conversation or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall have first received such advice or concurrence of the Required Lenders as it deems appropriate or it shall have first been indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

(b) For purposes of determining compliance with the conditions specified in Article IV on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as is within its authority to take under this Agreement and otherwise as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender expressly acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent and each other Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so) in accordance with each Lender’s Pro Rata Share (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with each Lender’s Pro Rata Share in effect immediately prior to such date), and hold harmless such Agent and each other Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrowers; provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent-Related Person for any purpose shall, in the opinion of such Agent-Related Person, be insufficient or become impaired, such Agent-Related Person may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent-Related Person against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent-Related Person against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent-Related Person’s gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Loan Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include each Agent in its individual capacity.

SECTION 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty days’ notice to the Lenders and the Borrowers. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and (x) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (y) the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.09). After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

SECTION 9.10. Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent the Administrative Agent has not already been reimbursed by the Borrowers (solely to the extent required by this Agreement) and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

SECTION 9.11. Trust Indenture Act. In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the Lenders agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Citibank, in its capacity as the Administrative Agent for the benefit of any Lender under any Loan Document (other than Citibank or an Affiliate of Citibank) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b) of the Trust Indenture Act.

SECTION 9.12. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the

Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loan Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.13. Guarantee Matters. The Lenders irrevocably agree that any Guarantor shall be automatically released from its obligations under its Guarantee as a result of the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee (except a discharge or release by or as a result of payment under such guarantee); provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the Senior Notes or any Subordinated Indebtedness.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee pursuant to this Section 9.13. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.13.

SECTION 9.14. Other Agents; Arrangers and Managers. Except as expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such, but shall be entitled to all benefits of this Article IX. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.15. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to such Supplemental Administrative Agent such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or such applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, modification, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or forgive or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08, or extend the Rollover Date or the Maturity Date, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest (including the Applicable Base Rate Margin, Applicable Eurocurrency Rate Margin and PIK Margin) specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or amend or modify any provisions of Section 2.12 (with respect to the ratable allocation of any payments only), Section 10.06 and Section 10.10 without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or any pro rata provision of Section 2.05(b)(iv), 2.13, 2.14 or 8.03 or consent to the assignment or transfer by the Borrowers of their rights and obligations under any Loan Document to which they are a party (except as permitted pursuant to Section 6.07), in each case without the written consent of each Lender affected directly and adversely thereby;

(e) other than in a transaction permitted under Section 6.07, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(f) affect the rights or duties of, or any Fees or other amounts payable to, any Agent under this Agreement or any other Loan Document without the prior written consent of such Agent; or

(g) amend or modify any provision of the Senior Notes Indenture that requires (or would require, if any Senior Exchange Notes were outstanding) the approval of all holders of Senior Exchange Notes without the written consent of each Lender directly and adversely affected thereby;

and provided further that (i) no amendment, modification, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

In the case of any waiver, the Borrowers, the applicable Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers and the Administrative Agent from time to time.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) the actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by the Administrative Agent. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs and Expenses. The Borrowers agree (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agent, each Documentation Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement or modifications to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the Attorney Costs of (v) Cahill Gordon & Reindel LLP, (w) one firm of local counsel in each appropriate jurisdiction, (x) one firm of regulatory counsel, (y) in the case of an actual or perceived conflict of interest, where the Administrative Agent has informed the Borrowers of such conflict, such other counsel, after receipt of consent of the Borrowers (such consent not to be unreasonably withheld or delayed), and (z) any other firm retained with the Borrowers’ consent (such consent not to be unreasonably withheld or delayed), and including any and all recording and filing fees and (b) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding (including any proceeding under any Bankruptcy Law) and including all Attorney Costs of any counsel to the Administrative Agent). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Loan Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless the Administrative Agent, each Lender, each Documentation Agent, the Syndication Agent, the Arrangers and their respective Affiliates, directors, officers, partners, employees, agents, trustees or advisors (each, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated hereby or thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any violation of, noncompliance with or liability under, any Environmental Law (other than by an Indemnitee or any of its Related Parties (other than trustees and advisors)), any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrowers, any Subsidiary of the Borrowers or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrowers, any Subsidiary of the Borrowers or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, of such Indemnitee or of any affiliate, director, officer, partner, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any affiliate, director, officer, partner, employee or agent of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction, and (z) any proceeding that does not involve an act or omission of the Borrowers or any of their respective Affiliates and that is brought by and to the extent that it involves a claim of an Indemnitee against any other Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks, SyndTrak or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement, any other Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated hereby or thereby or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Loan Obligations.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date on which such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Loan Parties may, except as permitted by Section 6.07, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 10.07(g) and 10.07(j) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) constituting an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that the Borrowers shall have the right to withhold its consent if, in order for such assignment to comply with applicable Law, the Borrowers would be required to obtain the consent of, or make a filing or registration with, a Governmental Authority) of:

(A) prior to the Rollover Date, the Borrowers with respect to any assignment if, subsequent thereto, the Lenders on the Closing Date (and their Affiliates that are acceptable to the Borrowers) would hold, in the aggregate, less than 51.0% of the outstanding Loans; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrowers and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrowers shall be required if an Event of Default under Section 8.01(a) or (b) or, solely with respect to the Borrowers, Section 8.01(f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) the Assignee shall comply with Sections 3.01(b) and (c) or Section 3.01(d), as applicable.

(c) Subject to the acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Lender (with respect to any entry relating to such Lender’s Loans or Commitments) or the Borrowers, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 (provided such Participant agrees to be subject to the requirements of Section 3.01(b) and (c) or Section 3.01(d), as applicable), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (such consent not to be unreasonably withheld or delayed).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Record Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (x) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (all liability for which shall remain with the Granting Lender), and (y) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it shall not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interests in any Loans to the Granting Lender or to any financial institutions approved by the Borrowers and the Administrative Agent providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This Section 10.07(i) may not be amended without the prior written consent of each SPC. Notwithstanding anything to the contrary in this Agreement, (i) no SPC shall be entitled to any greater rights under Sections 3.01, 3.02, 3.04 and 3.05 than its Granting Lender would have been entitled to absent the use of such SPC and (ii) each SPC agrees to be subject to the requirements of Section 3.01, 3.02, 3.04 and 3.05 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 10.07.

(j) Notwithstanding anything to the contrary contained herein, without the consent of the Borrowers or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures for handling confidential information of this nature and, in the case of a Lender that is a bank, in accordance with safe and sound banking practices, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement to be bound by provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrowers), (x) to any pledgee referred to in Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to the Obligations or to the Borrowers and their obligations; (f) with the written consent of the Borrowers; (g) to the extent that such Information (x) becomes publicly available other than as a result of a breach by such Agent or Lender of this Section 10.08 or (y) becomes available to any Agent, any Lender or any of the persons specified in subparagraph (a) of this section from a source that is not, to such person’s knowledge, in breach of confidentiality obligations with respect to such information; (h) to any Governmental Authority, examiner or self-regulatory authority (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for any securitization by any Lender or any of its Affiliates or their respective successors and assigns and who agrees to treat such information as confidential; or (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or any litigation or proceeding to which any Agent, any Lender or any of the persons specified in subparagraph (a) of this section may be a party. In addition, each Agent and each Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to such Agent or such Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party, its Affiliates or its or its Affiliates’ respective directors, officers, employees, trustees, investment advisors or agents, relating to the Company or any of its Subsidiaries (including the Borrowers)

or its business, other than any such information that is available to any Agent or any Lender prior to disclosure by any Loan Party or that is or becomes publicly available other than as a result of a breach by such Agent or such Lender of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

SECTION 10.09. Direct Website Communications.

(a) The Borrowers may, at their option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at oploanswebadmin@citigroup.com; provided that: (i) upon written request by the Administrative Agent, the Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 10.09 shall prejudice the right of the Borrowers, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such electronic mail address.

(c) The Borrowers further agree that the Agents may make the Communications available to the Lenders or any prospective Eligible Assignee or Participant by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents, the Lenders or any bona fide potential Eligible Assignees or Participants and (ii) remains subject to the confidentiality requirements set forth in Section 10.08.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to any of the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s, any Lender’s transmission of Communications through the internet, except to the extent the liability of any Agent-Related Person resulted from such Agent-Related Person’s gross negligence, bad faith or willful misconduct or material breach of the Loan Documents, as determined in a final non-appealable judgment of a court of competent jurisdiction.

(e) The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company and the Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders through the Platform and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Communications “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company, the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent that such Communications constitute Information, they shall be treated as set forth in Section 10.08); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 10.10. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each other Loan Party and their respective Subsidiaries) to the fullest extent permitted by applicable Law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness (in each case whether direct or indirect, absolute or contingent, matured or unmatured) at any time held or owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Loan Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Loan Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a Subsidiary of the Company. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 10.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligations hereunder.

SECTION 10.12. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

SECTION 10.13. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the syndication provisions and the Borrowers’ confidentiality obligations in the Commitment Letter and the securities demand provisions in the Fee Letter and the Engagement Letter shall remain in full force and effect. It is specifically agreed that the provision of the Loans hereunder by the Lenders supersedes and is in satisfaction of the obligations of the Joint Bookrunners and their Affiliates to provide the Commitments set forth in Exhibits C and D of the Commitment Letter.

SECTION 10.14. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.15. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE COMPANY, EACH AGENT AND EACH LENDER CONSENTS, FOR

ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWERS, THE COMPANY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH ON SCHEDULE 10.02 AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the Company and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Company, each Agent and each Lender and their respective successors and assigns.

SECTION 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld in the case of any action in accordance with the Loan Documents that has been approved by the Required Lenders). The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20. USA PATRIOT Act. Each Lender hereby notifies the Borrowers and each Guarantor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and each Guarantor, which information includes the name and address of the Borrowers and each Guarantor and other information that will allow such Lender to identify the Borrowers and each Guarantor in accordance with the USA PATRIOT Act.

SECTION 10.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Company and the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Loans provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Agents, the Lenders and the Arrangers, on the other hand, and the Borrowers and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) no Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrowers or any other Loan Party or any of their respective Affiliates on other matters) and no Agent has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the Borrowers and their respective Affiliates, and no Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Company and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each of the Company and the Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that they may have against any Agent with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 10.22. FCC. Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, neither the Administrative Agent or the Lenders, nor any of their agents, will take any action pursuant to this Agreement or any of the Loan Documents that would constitute or result in any assignment of the Communications Licenses or any transfer of control thereof, within the meaning of 310(d) of the Communications Act or other Communications Law, if such assignment of license or transfer of control thereof would require thereunder the prior approval of the FCC, without first obtaining such approval of the FCC.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALLTEL COMMUNICATIONS, INC., as Borrower

By:	/s/ Sharilyn S. Gasaway
	Name:	Sharilyn S. Gasaway
	Title:	Executive Vice President and Chief Financial Officer

ALLTEL COMMUNICATIONS FINANCE, INC., as Borrower

By:	/s/ Sharilyn S. Gasaway
	Name:	Sharilyn S. Gasaway
	Title:	Executive Vice President and Chief Financial Officer

ALLTEL CORPORATION

By:	/s/ Sharilyn S. Gasaway
	Name:	Sharilyn S. Gasaway
	Title:	Executive Vice President and Chief Financial Officer

ALLTEL Senior Interim Loan

Credit Agreement

CITIBANK, N.A., as Administrative Agent and as a Lender,

By:	/s/ Ross MacIntyre
Name: Ross MacIntyre
Title: Vice-President

ALLTEL Senior Interim Loan

Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent and as a Lender,

By:	/s/ Bruce H. Mendelsohn
Name: Bruce H. Mendelsohn
Title: Authorized Signatory

ALLTEL Senior Interim Loan

Credit Agreement

BARCLAYS BANK PLC, as Co-Documentation Agent and as a Lender,

By:	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Associate Director

ALLTEL Senior Interim Loan

Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and as a Lender,

By:	/s/ Steven Crino
Name: Steven Crino
Title: Director

ALLTEL Senior Interim Loan

Credit Agreement